Date of Filing:  November 14, 2000                             File No. 1-12927

                       Securities and Exchange Commission
                                Washington, D.C.

                                 AMENDMENT NO. 1
                                       TO
                                    FORM U5A

                          NOTIFICATION OF REGISTRATION
                         Filed under Section 5(a) of the
                   Public Utility Holding Company Act of 1935

                      -------------------------------------

         The undersigned holding companies hereby notify the Securities and Exchange Commission that they register under and pursuant to the provisions of
Section 5(a) of the Public Utility Holding Company Act of 1935 and furnish the following information as to the registrants and subsidiary companies thereof:

         1.  Exact name of registrant: Xcel Energy Inc.

         2. Address of principal executive offices: 800 Nicollet Mall, Suite 3000, Minneapolis, Minnesota 55402-2023

         3. Name and address of officer to whom notices and communications should be addressed: Gary R. Johnson, Vice President and General Counsel, 800 Nicollet Mall, Suite 3000, Minneapolis, Minnesota 55402-2023

         4. Required information regarding the registrant and each subsidiary company thereof (indented to reflect parent-subsidiary relationships):


-------------------------------------------------------------- ----------------- ---------------- ------------------------
Name of Company                                                Form of           Country or       Type of Business
                                                               Organization      U.S. State of
                                                               (using the        Organization
                                                               terminology of
                                                               jurisdiction)
-------------------------------------------------------------- ----------------- ---------------- ------------------------
Northern States Power Company                                  Corporation       MN               Public Utility
-------------------------------------------------------------- ----------------- ---------------- ------------------------
          First Midwest Auto Park, Inc.                        Corporation       MN               Owns and operates
                                                                                                  parking garage next to
                                                                                                  NSP HQs
-------------------------------------------------------------- ----------------- ---------------- ------------------------
          United Power & Land Company                          Corporation       MN               Holds land adjacent to
                                                                                                  certain NSP
                                                                                                  operations, rents
                                                                                                  office space to NSP
-------------------------------------------------------------- ----------------- ---------------- ------------------------
          NSP Financing I                                      Corporation       DE               Business trust
-------------------------------------------------------------- ----------------- ---------------- ------------------------
          NSP Nuclear Corporation                              Corporation       WI               Holds interest in
                                                                                                  Nuclear Management
                                                                                                  Company
-------------------------------------------------------------- ----------------- ---------------- ------------------------
               Nuclear Management Company                      Limited           WI               Provides services to
                                                               liability                          the nuclear operations
                                                               company                            of its members
-------------------------------------------------------------- ----------------- ---------------- ------------------------
               Private Fuel Storage L.L.C.                     Limited           DE               Seeking a license from
                                                               liability                          the Nuclear Regulatory
                                                               company                            Commission to build a
                                                                                                  temporary storage
                                                                                                  facility for spent
                                                                                                  nuclear fuel in Utah
-------------------------------------------------------------- ----------------- ---------------- ------------------------
          Northern Power Wisconsin Corporation                 Corporation       WI               Inactive.
-------------------------------------------------------------- ----------------- ---------------- ------------------------
          NSP Energy Marketing, Inc.                           Corporation       MN               Inactive.
-------------------------------------------------------------- ----------------- ---------------- ------------------------
Northern States Power Company (Wisconsin)                      Corporation       WI               Public Utility
-------------------------------------------------------------- ----------------- ---------------- ------------------------
     Clearwater Investments, Inc.                              Corporation       WI               Investment in
                                                                                                  affordable housing
                                                                                                  projects
-------------------------------------------------------------- ----------------- ---------------- ------------------------
          Shoe Factory Holdings, LLC                           Limited           WI               Affordable housing
                                                               liability
                                                               company
-------------------------------------------------------------- ----------------- ---------------- ------------------------
          Woodsedge Eau Claire Limited Partnership             Limited           WI               Affordable housing
                                                               partnership
-------------------------------------------------------------- ----------------- ---------------- ------------------------
          Plover Limited Liability Co.                         Limited           WI               Affordable housing
                                                               liability
                                                               company
-------------------------------------------------------------- ----------------- ---------------- ------------------------

                                       2


-------------------------------------------------------------- ----------------- ---------------- ------------------------
Name of Company                                                Form of           Country or       Type of Business
                                                               Organization      U.S. State of
                                                               (using the        Organization
                                                               terminology of
                                                               jurisdiction)
-------------------------------------------------------------- ----------------- ---------------- ------------------------
     NSP Lands                                                 Corporation       WI               Sells excess lands
                                                                                                  adjacent to certain
                                                                                                  NSP operations
-------------------------------------------------------------- ----------------- ---------------- ------------------------
     Chippewa & Flambeau Improvement Company                   Corporation       WI               Builds and operates
                                                                                                  dams and reservoirs
-------------------------------------------------------------- ----------------- ---------------- ------------------------
Public Service Company of Colorado                             Corporation       CO               Public utility
-------------------------------------------------------------- ----------------- ---------------- ------------------------
     PSR Investments, Inc.                                     Corporation       CO               Employee Life Insurance
-------------------------------------------------------------- ----------------- ---------------- ------------------------
     PS Colorado Credit Corporation                            Corporation       CO               Financing/factoring
                                                                                                  company
-------------------------------------------------------------- ----------------- ---------------- ------------------------
     1480 Welton, Inc.                                         Corporation       CO               Utility real estate
-------------------------------------------------------------- ----------------- ---------------- ------------------------
     Green & Clear Lakes Company                               Corporation       NY               Hydroelectric water
                                                                                                  storage
-------------------------------------------------------------- ----------------- ---------------- ------------------------
     Fuel Resources Development Co. (in dissolution            Corporation       CO               Natural gas exploration
        under Colorado law)
-------------------------------------------------------------- ----------------- ---------------- ------------------------
     Baugh Lateral Ditch Company                               Corporation       CO               Ditch company
-------------------------------------------------------------- ----------------- ---------------- ------------------------
     The Beeman Ditch Company                                  Corporation       CO               Ditch company
-------------------------------------------------------------- ----------------- ---------------- ------------------------
     Consolidated Extension Canal Company                      Corporation       CO               Ditch company
-------------------------------------------------------------- ----------------- ---------------- ------------------------
     East Boulder Ditch Company                                Corporation       CO               Ditch company
-------------------------------------------------------------- ----------------- ---------------- ------------------------
     Enterprise Irrigating Ditch Company                       Corporation       CO               Ditch company
-------------------------------------------------------------- ----------------- ---------------- ------------------------
     Fisher Ditch Company                                      Corporation       CO               Ditch company
-------------------------------------------------------------- ----------------- ---------------- ------------------------
     Hillcrest Ditch and Reservoir Company                     Corporation       CO               Ditch company
-------------------------------------------------------------- ----------------- ---------------- ------------------------
     Jones and Donnelly Ditch Company                          Corporation       CO               Ditch company
-------------------------------------------------------------- ----------------- ---------------- ------------------------
     Las Animas Consolidated Canal Company                     Corporation       CO               Ditch company
-------------------------------------------------------------- ----------------- ---------------- ------------------------
     United Water Company                                      Corporation       CO               Ditch company
-------------------------------------------------------------- ----------------- ---------------- ------------------------
Black Mountain Gas Company                                     Corporation       MN               Public utility
-------------------------------------------------------------- ----------------- ---------------- ------------------------
Southwestern Public Service Company                            Corporation       NM               Public utility
-------------------------------------------------------------- ----------------- ---------------- ------------------------
WestGas InterState, Inc.                                       Corporation       CO               Gas pipeline company
-------------------------------------------------------------- ----------------- ---------------- ------------------------

                                       3


-------------------------------------------------------------- ----------------- ---------------- ------------------------
Name of Company                                                Form of           Country or       Type of Business
                                                               Organization      U.S. State of
                                                               (using the        Organization
                                                               terminology of
                                                               jurisdiction)
-------------------------------------------------------------- ----------------- ---------------- ------------------------
Xcel Energy International, Inc.                                Corporation       DE               FUCO-EWG holding
                                                                                                  company
-------------------------------------------------------------- ----------------- ---------------- ------------------------
     Yorkshire Power Group Limited                             Private limited   UK               FUCO holding company
                                                               company
-------------------------------------------------------------- ----------------- ---------------- ------------------------
          Yorkshire Holdings plc                               Public limited    UK               FUCO holding company
                                                               company
-------------------------------------------------------------- ----------------- ---------------- ------------------------
               Yorkshire Electricity Group plc                 Public limited    UK               Section 3(b)
                                                               company                            subsidiary; expected
                                                                                                  FUCO
-------------------------------------------------------------- ----------------- ---------------- ------------------------
                    Yorkshire Power Finance Ltd.               Corporation       Cayman Islands   Expected FUCO
-------------------------------------------------------------- ----------------- ---------------- ------------------------
                    Yorkshire Power Finance II Ltd.            Corporation       UK               Expected FUCO
-------------------------------------------------------------- ----------------- ---------------- ------------------------
     The Independent Power Corporation plc                     Public limited    UK               Expected FUCO
                                                               company
-------------------------------------------------------------- ----------------- ---------------- ------------------------
     Independent Power Americas                                Corporation       NY               EWG
-------------------------------------------------------------- ----------------- ---------------- ------------------------
          IPC Operations Company Ltd.                          Corporation       UK               EWG
-------------------------------------------------------------- ----------------- ---------------- ------------------------
     Independent Power International Ltd.                      Corporation       British Virgin   EWG
                                                                                 Islands
-------------------------------------------------------------- ----------------- ---------------- ------------------------
          Ekibastus Power Development Limited                  Corporation       British Virgin   EWG
                                                                                 Islands
-------------------------------------------------------------- ----------------- ---------------- ------------------------
          Corporation Independiente de Energia S.A.            Soiedad Anomia    Argentina        EWG
-------------------------------------------------------------- ----------------- ---------------- ------------------------
               Central Piedra Buena S.A.                       Soiedad Anomia    Argentina        EWG
-------------------------------------------------------------- ----------------- ---------------- ------------------------
               Hidro Electrica del Sur S.A.                    Soiedad Anomia    Argentina        EWG
-------------------------------------------------------------- ----------------- ---------------- ------------------------
                    Hidro Electrica Ameghino S.A.              Soiedad Anomia    Argentina        EWG
-------------------------------------------------------------- ----------------- ---------------- ------------------------
Natural Station Equipment LLC                                  Limited           DE               Commercialization of
                                                               liability                          compressed natural gas
                                                               company
-------------------------------------------------------------- ----------------- ---------------- ------------------------
Xcel Energy O&M Services, Inc.                                 Corporation       CO               Ownership, operation &
                                                                                                  maintenance of
                                                                                                  military base assets
-------------------------------------------------------------- ----------------- ---------------- ------------------------
Xcel Energy WYCO, Inc.                                         Corporation       CO               Natural gas
                                                                                                  transportation
-------------------------------------------------------------- ----------------- ---------------- ------------------------

                                       4


-------------------------------------------------------------- ----------------- ---------------- ------------------------
Name of Company                                                Form of           Country or       Type of Business
                                                               Organization      U.S. State of
                                                               (using the        Organization
                                                               terminology of
                                                               jurisdiction)
-------------------------------------------------------------- ----------------- ---------------- ------------------------
          WYCO Development LLC                                 Limited           CO               Natural gas
                                                               liability                          transportation
                                                               company
-------------------------------------------------------------- ----------------- ---------------- ------------------------
Cheyenne Light Fuel & Power Co.                                Corporation       WY               Public utility
-------------------------------------------------------------- ----------------- ---------------- ------------------------
Xcel Energy Services, Inc.                                     Corporation       DE               Service company
-------------------------------------------------------------- ----------------- ---------------- ------------------------
Xcel Energy Communications Group Inc.                          Corporation       MN               Intermediate holding
                                                                                                  company
-------------------------------------------------------------- ----------------- ---------------- ------------------------
     NCE Communications, Inc.                                  Corporation       DE               ETC
-------------------------------------------------------------- ----------------- ---------------- ------------------------
          Northern Colorado Telecommunications, LLC            Limited           CO               ETC
                                                               liability
                                                               company
-------------------------------------------------------------- ----------------- ---------------- ------------------------
     Seren Innovations, Inc.                                   Corporation       MN               Provides cable,
                                                                                                  telephone and
                                                                                                  high-speed internet
                                                                                                  access system
-------------------------------------------------------------- ----------------- ---------------- ------------------------
Xcel Energy Ventures Inc.                                      Corporation       MN               Intermediate holding
                                                                                                  company
-------------------------------------------------------------- ----------------- ---------------- ------------------------
     Eloigne Company                                           Corporation       MN               Invests in affordable
                                                                                                  housing
-------------------------------------------------------------- ----------------- ---------------- ------------------------
          Safe Haven Homes LLC                                 Limited           DE               Owns partnership
                                                               liability                          interest in four
                                                               company                            affordable housing
                                                                                                  projects
-------------------------------------------------------------- ----------------- ---------------- ------------------------
          Lauring Green Ltd. Ptsp.                             Partnership       MN               Affordable housing
-------------------------------------------------------------- ----------------- ---------------- ------------------------
          Bemidji Townhouse Ltd. Ptsp.                         Partnership       MN               Affordable housing
-------------------------------------------------------------- ----------------- ---------------- ------------------------
          Central Towers Limited Partnership                   Limited           MN               Affordable housing
                                                               partnership
-------------------------------------------------------------- ----------------- ---------------- ------------------------
          Driftwood Partners Ltd. Ptsp.                        Partnership       MN               Affordable housing
-------------------------------------------------------------- ----------------- ---------------- ------------------------
          Colfax Prairie Homes Limited Partnership             Limited           WI               Affordable housing
                                                               partnership
-------------------------------------------------------------- ----------------- ---------------- ------------------------
          Cottage Court Ltd. Ptsp.                             Limited           MN               Affordable housing
                                                               partnership
-------------------------------------------------------------- ----------------- ---------------- ------------------------
          Ctg. Homesteads Hillcrest Ltd. Ptsp.                 Limited           MN               Affordable housing
                                                               partnership
-------------------------------------------------------------- ----------------- ---------------- ------------------------
          Cottages of Spring Lake Park Ltd. Ptsp.              Limited           MN               Affordable housing
                                                               partnership
-------------------------------------------------------------- ----------------- ---------------- ------------------------
          Cottages of Vadnais Heights Ltd. Ptsp.               Limited           MN               Affordable housing
                                                               partnership
-------------------------------------------------------------- ----------------- ---------------- ------------------------

                                       5


-------------------------------------------------------------- ----------------- ---------------- ------------------------
Name of Company                                                Form of           Country or       Type of Business
                                                               Organization      U.S. State of
                                                               (using the        Organization
                                                               terminology of
                                                               jurisdiction)
-------------------------------------------------------------- ----------------- ---------------- ------------------------
          Ctg. Homesteads of Willow Ponds Ltd. Ptsp.           Limited           MN               Affordable housing
                                                               partnership
-------------------------------------------------------------- ----------------- ---------------- ------------------------
          Albany Countryside Townhomes Ltd. Ptsp.              Limited           MN               Affordable housing
                                                               partnership
-------------------------------------------------------------- ----------------- ---------------- ------------------------
          RWIC Credit Fund Ltd. Ptsp.                          Limited           MN               Affordable housing
                                                               partnership
-------------------------------------------------------------- ----------------- ---------------- ------------------------
          Marvin Gardens Ltd. Ptsp.                            Limited           MN               Affordable housing
                                                               partnership
-------------------------------------------------------------- ----------------- ---------------- ------------------------
          Crown Ridge Apartments Ltd. Ptsp.                    Limited           MN               Affordable housing
                                                               partnership
-------------------------------------------------------------- ----------------- ---------------- ------------------------
          Sioux Falls Housing Equity Fund I Ltd. Ptsp.         Limited           SD               Affordable housing
                                                               partnership
-------------------------------------------------------------- ----------------- ---------------- ------------------------
          East Creek Limited Partnership                       Limited           MN               Affordable housing
                                                               partnership
-------------------------------------------------------------- ----------------- ---------------- ------------------------
          Edenvale Family Housing Limited Partnership          Limited           MN               Affordable housing
                                                               partnership
-------------------------------------------------------------- ----------------- ---------------- ------------------------
          Granite Hill Ltd. Ptsp.                              Limited           MN               Affordable housing
                                                               partnership
-------------------------------------------------------------- ----------------- ---------------- ------------------------
          Groveland Terrace Townhomes Ltd. Ptsp.               Limited           MN               Affordable housing
                                                               partnership
-------------------------------------------------------------- ----------------- ---------------- ------------------------
          Jefferson Heights Townhomes Ltd. Ptsp.               Limited           MN               Affordable housing
                                                               partnership
-------------------------------------------------------------- ----------------- ---------------- ------------------------
          Lakeville Court Ltd. Ptsp.                           Limited           MN               Affordable housing
                                                               partnership
-------------------------------------------------------------- ----------------- ---------------- ------------------------
          Majestic View Apartments, Ltd. Ptsp.                 Limited           SD               Affordable housing
                                                               partnership
-------------------------------------------------------------- ----------------- ---------------- ------------------------
          Marsh Run Ltd. Ptsp.                                 Limited           MN               Affordable housing
                                                               partnership
-------------------------------------------------------------- ----------------- ---------------- ------------------------
          Oakdale Leased Housing Ltd. Ptsp.                    Limited           MN               Affordable housing
                                                               partnership
-------------------------------------------------------------- ----------------- ---------------- ------------------------
          Wyoming Limited Partnership                          Limited           MN               Affordable housing
                                                               partnership
-------------------------------------------------------------- ----------------- ---------------- ------------------------
          J&D 14-93 Ltd. Ptsp.                                 Limited           MN               Affordable housing
                                                               partnership
-------------------------------------------------------------- ----------------- ---------------- ------------------------
          Park Rapids Housing Limited Partnership              Limited           MN               Affordable housing
                                                               partnership
-------------------------------------------------------------- ----------------- ---------------- ------------------------
          MDI Ltd. Ptsp. #44                                   Limited           MN               Affordable housing
                                                               partnership
-------------------------------------------------------------- ----------------- ---------------- ------------------------
          Sioux Falls Partners Ltd. Ptsp.                      Limited           SD               Affordable housing
                                                               partnership
-------------------------------------------------------------- ----------------- ---------------- ------------------------
          806 N. Hazel Ltd. Ptsp.`                             Limited           MN               Affordable housing
                                                               partnership
-------------------------------------------------------------- ----------------- ---------------- ------------------------
          Links Lane, A Ltd. Ptsp.                             Limited           MN               Affordable housing
                                                               partnership
-------------------------------------------------------------- ----------------- ---------------- ------------------------
          Polynesian Village 1994 Ltd. Ptsp.                   Limited           MN               Affordable housing
                                                               partnership
-------------------------------------------------------------- ----------------- ---------------- ------------------------
          Sioux River Ltd. Ptsp.                               Limited           SD               Affordable housing
                                                               partnership
-------------------------------------------------------------- ----------------- ---------------- ------------------------

                                       6


-------------------------------------------------------------- ----------------- ---------------- ------------------------
Name of Company                                                Form of           Country or       Type of Business
                                                               Organization      U.S. State of
                                                               (using the        Organization
                                                               terminology of
                                                               jurisdiction)
-------------------------------------------------------------- ----------------- ---------------- ------------------------
          Stradford Flats Ltd. Ptsp.                           Limited           MN               Affordable housing
                                                               partnership
-------------------------------------------------------------- ----------------- ---------------- ------------------------
          Brooklyn Ctr. Leased Housing Assc. LLC               Limited           MN               Affordable housing
                                                               liability
                                                               company
-------------------------------------------------------------- ----------------- ---------------- ------------------------
          Fairview Ridge Ltd. Ptsp.                            Limited           MN               Affordable housing
                                                               partnership
-------------------------------------------------------------- ----------------- ---------------- ------------------------
          Tower Terrace Ltd. Ptsp.                             Limited           MN               Affordable housing
                                                               partnership
-------------------------------------------------------------- ----------------- ---------------- ------------------------
          R & W Partners Ltd. Ptsp.                            Limited           MN               Affordable housing
                                                               partnership
-------------------------------------------------------------- ----------------- ---------------- ------------------------
          Mahtomedi Woodland Limited Partnership               Limited           MN               Affordable housing
                                                               partnership
-------------------------------------------------------------- ----------------- ---------------- ------------------------
          Woodland Village Townhomes Ltd. Ptsp.                Limited           MN               Affordable housing
                                                               partnership
-------------------------------------------------------------- ----------------- ---------------- ------------------------
          Chaska Brickstone Limited Partnership                Limited           MN               Affordable housing
                                                               partnership
-------------------------------------------------------------- ----------------- ---------------- ------------------------
          Farmington Townhome Limited Partnership              Limited           MN               Affordable housing
                                                               partnership
-------------------------------------------------------------- ----------------- ---------------- ------------------------
          Hearthstone Village Limited Partnership              Limited           ND               Affordable housing
                                                               partnership
-------------------------------------------------------------- ----------------- ---------------- ------------------------
          Lyndale Avenue Townhomes Limited Partnership         Limited           MN               Affordable housing
                                                               partnership
-------------------------------------------------------------- ----------------- ---------------- ------------------------
          Mankato Townhomes Limited Partnership                Limited           MN               Affordable housing
                                                               partnership
-------------------------------------------------------------- ----------------- ---------------- ------------------------
          Moorehead Townhomes Limited Partnership              Limited           MN               Affordable housing
                                                               partnership
-------------------------------------------------------------- ----------------- ---------------- ------------------------
          Oakwood Townhomes Limited Partnership                Limited           MN               Affordable housing
                                                               partnership
-------------------------------------------------------------- ----------------- ---------------- ------------------------
          Rochester Townhome Limited Partnership               Limited           MN               Affordable housing
                                                               partnership
-------------------------------------------------------------- ----------------- ---------------- ------------------------
          Rushford Housing Limited Partnership                 Limited           MN               Affordable housing
                                                               partnership
-------------------------------------------------------------- ----------------- ---------------- ------------------------
          Shakopee Boulder Ridge Limited Partnership           Limited           MN               Affordable housing
                                                               partnership
-------------------------------------------------------------- ----------------- ---------------- ------------------------
          Shenandoah Woods Limited Partnership                 Limited           MN               Affordable housing
                                                               partnership
-------------------------------------------------------------- ----------------- ---------------- ------------------------
     Ultra Power Technologies, Inc.                            Corporation       MN               Markets power cable
                                                                                                  testing technology
-------------------------------------------------------------- ----------------- ---------------- ------------------------
Xcel Energy Markets Group Inc.                                 Corporation       MN               Intermediate holding
                                                                                                  company
-------------------------------------------------------------- ----------------- ---------------- ------------------------
     e prime, inc.                                             Corporation       CO               Energy services; IPP,
                                                                                                  cogeneration, and ETC
                                                                                                  ownership
-------------------------------------------------------------- ----------------- ---------------- ------------------------

                                       7


-------------------------------------------------------------- ----------------- ---------------- ------------------------
Name of Company                                                Form of           Country or       Type of Business
                                                               Organization      U.S. State of
                                                               (using the        Organization
                                                               terminology of
                                                               jurisdiction)
-------------------------------------------------------------- ----------------- ---------------- ------------------------
          Texas-Ohio Pipeline, Inc.                            Corporation       TX               Natural gas pipeline
-------------------------------------------------------------- ----------------- ---------------- ------------------------
          e prime Florida, Inc                                 Corporation       FL               Energy-related company
-------------------------------------------------------------- ----------------- ---------------- ------------------------
          e prime Georgia Inc.                                 Corporation       GA               Energy-related company
-------------------------------------------------------------- ----------------- ---------------- ------------------------
          e-prime (Belize), Limited                            Corporation       Belize           Inactive
-------------------------------------------------------------- ----------------- ---------------- ------------------------
          e-prime Networks                                     Corporation       CO               Inactive
-------------------------------------------------------------- ----------------- ---------------- ------------------------
          e-prime Energy Markets                               Corporation       CO               Inactive
-------------------------------------------------------------- ----------------- ---------------- ------------------------
          ep3 LP                                               Limited           DE               Inactive
                                                               Partnership
-------------------------------------------------------------- ----------------- ---------------- ------------------------
          Johnstown Cogeneration LLC                           Limited           CO               Energy-related company
                                                               liability
                                                               company
-------------------------------------------------------------- ----------------- ---------------- ------------------------
          Young Gas Storage Company                            Corporation       DE               Natural gas storage
-------------------------------------------------------------- ----------------- ---------------- ------------------------
               Young Gas Storage Company, Ltd.                 Limited           CO               Natural gas storage
                                                               partnership
-------------------------------------------------------------- ----------------- ---------------- ------------------------
          e-prime Projects International Inc.                  Corporation       DE               Energy-related company
-------------------------------------------------------------- ----------------- ---------------- ------------------------
                e-prime Operating, Inc.                        Corporation       DE               Energy-related company
-------------------------------------------------------------- ----------------- ---------------- ------------------------
Xcel Energy Retail Service Group Inc.                          Corporation       MN               Intermediate holding
                                                                                                  company
-------------------------------------------------------------- ----------------- ---------------- ------------------------
     New Century-Cadence, Inc.                                 Corporation       CO               Energy-related company
-------------------------------------------------------------- ----------------- ---------------- ------------------------
          Cadence Network, Inc.                                Corporation       DE               Energy-related company
-------------------------------------------------------------- ----------------- ---------------- ------------------------
     The Planergy Group, Inc.                                  Corporation       TX               Energy-related company
-------------------------------------------------------------- ----------------- ---------------- ------------------------
               Planergy (Delaware), Inc.                       Corporation       DE               Energy-related company
-------------------------------------------------------------- ----------------- ---------------- ------------------------
                    Planergy Services, Inc.                    Corporation       DE               Energy-related company
-------------------------------------------------------------- ----------------- ---------------- ------------------------
                    Planergy Services of California, Inc.      Corporation       CA               Energy-related company
-------------------------------------------------------------- ----------------- ---------------- ------------------------
                    Cogeneration Capital                       Corporation       CA               Energy-related company
                        Associates, Incorporated
-------------------------------------------------------------- ----------------- ---------------- ------------------------
                    Planergy Energy Services Corporation       Corporation       DE               Energy-related company
-------------------------------------------------------------- ----------------- ---------------- ------------------------
                    Planergy Services of Houston, Inc.         Corporation       DE               Energy-related company
-------------------------------------------------------------- ----------------- ---------------- ------------------------

                                       8


-------------------------------------------------------------- ----------------- ---------------- ------------------------
Name of Company                                                Form of           Country or       Type of Business
                                                               Organization      U.S. State of
                                                               (using the        Organization
                                                               terminology of
                                                               jurisdiction)
-------------------------------------------------------------- ----------------- ---------------- ------------------------
                          Planergy Services USA, Inc.          Corporation       DE               Energy-related company
-------------------------------------------------------------- ----------------- ---------------- ------------------------
                          Planergy Services of Texas, Inc.     Corporation       DE               Energy-related company
-------------------------------------------------------------- ----------------- ---------------- ------------------------
               Planergy New York, Inc.                         Corporation       NY               Energy-related company
-------------------------------------------------------------- ----------------- ---------------- ------------------------
               Planergy, Inc.                                  Corporation       TX               Energy-related company
-------------------------------------------------------------- ----------------- ---------------- ------------------------
                    Planergy Limited                           Canada           Energy-related company
-------------------------------------------------------------- ----------------- ---------------- ------------------------
                    USA-Planergy LLC                           Corporation       TX               Energy-related company
                                                                                                  (Inactive)
-------------------------------------------------------------- ----------------- ---------------- ------------------------
                    Planergy Power II, Inc.                    Corporation       DE               Energy-related company
-------------------------------------------------------------- ----------------- ---------------- ------------------------
                    Energy Masters International               Corporation       MN               Energy services
-------------------------------------------------------------- ----------------- ---------------- ------------------------
               First American Energy Alliance, LLC             Corporation       NC               Energy-related company
                                                                                                  (Inactive)
-------------------------------------------------------------- ----------------- ---------------- ------------------------
          Reddy Kilowatt Corporation                           Corporation       MT               Owns certain
                                                                                                  intellectual property
                                                                                                  rights
-------------------------------------------------------------- ----------------- ---------------- ------------------------
          Xcel Energy Centrus Inc.                             Corporation       CO               Inactive
-------------------------------------------------------------- ----------------- ---------------- ------------------------
          Natrogas, Incorporated                               Corporation       MN               Propane
-------------------------------------------------------------- ----------------- ---------------- ------------------------
                   North America Energy, Inc.                  Corporation       MN               Propane
-------------------------------------------------------------- ----------------- ---------------- ------------------------
Viking Gas Transmission Company                                Corporation       DE               Natural gas
-------------------------------------------------------------- ----------------- ---------------- ------------------------
          Guardian Pipeline LLC                                Limited           DE               Natural gas
                                                               liability
                                                               company
-------------------------------------------------------------- ----------------- ---------------- ------------------------
Xcel Energy Wholesale Group Inc.                               Corporation       MN               Intermediate holding
                                                                                                  company
-------------------------------------------------------------- ----------------- ---------------- ------------------------
     Utility Engineering Corporation                           Corporation       TX               Engineering services
                                                                                                  and construction
                                                                                                  management
-------------------------------------------------------------- ----------------- ---------------- ------------------------
          Proto-Power Corporation                              Corporation       DE               Engineering services
-------------------------------------------------------------- ----------------- ---------------- ------------------------
          Precision Resource Company                           Corporation       TX               Human resource services
-------------------------------------------------------------- ----------------- ---------------- ------------------------
          Universal Utility Services LLC                       Limited           TX               Utility construction
                                                               liability                          and maintenance
                                                               company
-------------------------------------------------------------- ----------------- ---------------- ------------------------

                                       9


-------------------------------------------------------------- ----------------- ---------------- ------------------------
Name of Company                                                Form of           Country or       Type of Business
                                                               Organization      U.S. State of
                                                               (using the        Organization
                                                               terminology of
                                                               jurisdiction)
-------------------------------------------------------------- ----------------- ---------------- ------------------------
          Quixx Corporation                                    Corporation       TX               IPP & cogeneration
                                                                                                  development; railcar
                                                                                                  services; water
                                                                                                  rights; other
                                                                                                  non-utility investments
-------------------------------------------------------------- ----------------- ---------------- ------------------------
               Dragon Energy Corporation                       Corporation       British Virgin   Holding company
                                                                                 Islands
-------------------------------------------------------------- ----------------- ---------------- ------------------------
                     Bear Energy Corporation                   Corporation       British Virgin   Holding companies for
                                                                                 Islands          EWGs and FUCOs
-------------------------------------------------------------- ----------------- ---------------- ------------------------
                     CPC Limited Partnership                   Limited           Cayman Islands   Holding companies for
                                                               Partnership                        EWGs and FUCOs
-------------------------------------------------------------- ----------------- ---------------- ------------------------
                          Cambodia Power Company               Corporation       Cambodia         Future EWG or FUCO
-------------------------------------------------------------- ----------------- ---------------- ------------------------
               BCH Energy, Limited Partnership                 Limited           DE               QF ownership - Inactive
                                                               partnership
-------------------------------------------------------------- ----------------- ---------------- ------------------------
               Quixx Carolina, Inc.                            Corporation       TX               QF holding company
-------------------------------------------------------------- ----------------- ---------------- ------------------------
                    Carolina Energy, Limited Partnership       Limited           DE               QF ownership
                                                               partnership
-------------------------------------------------------------- ----------------- ---------------- ------------------------
               Quixxlin Corp.                                  Corporation       DE               QF holding company
-------------------------------------------------------------- ----------------- ---------------- ------------------------
                     Quixx Linden, L.P.                        Limited           DE               QF ownership
                                                               partnership
-------------------------------------------------------------- ----------------- ---------------- ------------------------
               Quixx Mustang Station, Inc.                     Corporation       DE               EWG
-------------------------------------------------------------- ----------------- ---------------- ------------------------
               Quixx WPP94, Inc.                               Corporation       TX               QF holding company
-------------------------------------------------------------- ----------------- ---------------- ------------------------
                     Windpower Partners 1994, L.P.             Limited           TX               QF ownership
                                                               partnership
-------------------------------------------------------------- ----------------- ---------------- ------------------------
               Quixx Mountain Holdings, LLC                    Limited           DE               Expected EWG
                                                               liability
                                                               company
-------------------------------------------------------------- ----------------- ---------------- ------------------------
                    Front Range Energy Associates, LLC         Limited           TX               Expected EWG
                                                               liability
                                                               company
-------------------------------------------------------------- ----------------- ---------------- ------------------------
               Quixx Power Services, Inc.                      Corporation       TX               IPP cogeneration
                                                                                                  operation and
                                                                                                  maintenance services
-------------------------------------------------------------- ----------------- ---------------- ------------------------
               Quixx Resources, Inc.                           Corporation       NV               Ownership of water
                                                                                                  rights, QF, and EWG
-------------------------------------------------------------- ----------------- ---------------- ------------------------
                     Quixx WRR, L.P.                          Limited           TX               Ownership of water
                                                               partnership                        rights
-------------------------------------------------------------- ----------------- ---------------- ------------------------

                                      10


-------------------------------------------------------------- ----------------- ---------------- ------------------------
Name of Company                                                Form of           Country or       Type of Business
                                                               Organization      U.S. State of
                                                               (using the        Organization
                                                               terminology of
                                                               jurisdiction)
-------------------------------------------------------------- ----------------- ---------------- ------------------------
                     Borger Energy Associates, L.P.            Limited           DE               QF ownership
                                                               partnership
-------------------------------------------------------------- ----------------- ---------------- ------------------------
                          Borger Funding Corporation           Corporation       DE               Financing subsidiary
-------------------------------------------------------------- ----------------- ---------------- ------------------------
                     Denver City Energy Associates, L.P.       Limited           DE               EWG ownership
                                                               partnership
-------------------------------------------------------------- ----------------- ---------------- ------------------------
               Quixx Louisville, LLC                           Limited           TX               Steam generation
                                                               liability
                                                               company
-------------------------------------------------------------- ----------------- ---------------- ------------------------
               Quixx Jamaica, Inc.                             Corporation       DE               Holding company for
                                                                                                  potential EWG
-------------------------------------------------------------- ----------------- ---------------- ------------------------
                    KES Jamaica LP                             Limited           DE               Inactive
                                                               Partnership
-------------------------------------------------------------- ----------------- ---------------- ------------------------
               Quixx Borger Cogen, Inc.                        Corporation       DE               Holding company
-------------------------------------------------------------- ----------------- ---------------- ------------------------
               KES Montego, Inc.                               Corporation       DE               Inactive
-------------------------------------------------------------- ----------------- ---------------- ------------------------
     NRG Energy, Inc.                                          Corporation       DE               Develops, organizes,
                                                                                                  owns and operates
                                                                                                  non-regulated
                                                                                                  energy-related
                                                                                                  businesses
-------------------------------------------------------------- ----------------- ---------------- ------------------------
          NRG Processing LLC                                   Limited           DE               Resource recovery
                                                               liability                          business
                                                               company
-------------------------------------------------------------- ----------------- ---------------- ------------------------
          Valmy Power LLC                                      Limited           DE               Holds 50% interest in
                                                               liability                          two coal-fired
                                                               company                            stations in California
-------------------------------------------------------------- ----------------- ---------------- ------------------------
          NRG Mid-Atlantic LLC                                 Limited           DE               Holding company
                                                               liability
                                                               company
-------------------------------------------------------------- ----------------- ---------------- ------------------------
               NRG MidAtlantic Generating LLC                  Limited           DE               Formed to acquire
                                                               liability                          Connectiv assets
                                                               company
-------------------------------------------------------------- ----------------- ---------------- ------------------------
                          B.L. England Power LLC               Limited           DE               Formed to acquire
                                                               liability                          Connectiv assets
                                                               company
-------------------------------------------------------------- ----------------- ---------------- ------------------------
                          Conemaugh Power LLC                  Limited           DE               Formed to acquire
                                                               liability                          Connectiv assets
                                                               company
-------------------------------------------------------------- ----------------- ---------------- ------------------------
                          Deepwater Power LLC                  Limited           DE               Formed to acquire
                                                               liability                          Connectiv assets
                                                               company
-------------------------------------------------------------- ----------------- ---------------- ------------------------

                                      11


-------------------------------------------------------------- ----------------- ---------------- ------------------------
Name of Company                                                Form of           Country or       Type of Business
                                                               Organization      U.S. State of
                                                               (using the        Organization
                                                               terminology of
                                                               jurisdiction)
-------------------------------------------------------------- ----------------- ---------------- ------------------------
                          Indian River Power LLC               Limited           DE               Formed to acquire
                                                               liability                          Connectiv assets
                                                               company
-------------------------------------------------------------- ----------------- ---------------- ------------------------
                          Keystone Power LLC                   Limited           DE               Formed to acquire
                                                               liability                          Connectiv assets
                                                               company
-------------------------------------------------------------- ----------------- ---------------- ------------------------
                          Vienna Power LLC                     Limited           DE               Formed to acquire
                                                               liability                          Connectiv assets
                                                               company
-------------------------------------------------------------- ----------------- ---------------- ------------------------
          NRG ConLease LLC                                     Limited           DE               ETC that leases power
                                                               liability                          plant stack attachments
                                                               company
-------------------------------------------------------------- ----------------- ---------------- ------------------------
          NRG Thermal Corporation                              Corporation       DE               The sole member of all
                                                                                                  the llcs under the new
                                                                                                  thermal restructuring
-------------------------------------------------------------- ----------------- ---------------- ------------------------
               NRG Energy Center Minneapolis LLC               Limited           DE               Owns and operates the
                                                               liability                          district heating and
                                                               company                            cooling system serving
                                                                                                  customers in the
                                                                                                  downtown Minneapolis
                                                                                                  area
-------------------------------------------------------------- ----------------- ---------------- ------------------------
               NRG Energy Center San Diego LLC                 Limited           DE               Eventually will own
                                                               liability                          and operate San Diego
                                                               company                            power and cooling, a
                                                                                                  chilled plant serving
                                                                                                  downtown San Diego area
-------------------------------------------------------------- ----------------- ---------------- ------------------------
               NRG Energy Center Rock Tenn LLC                 Limited           DE               Owns assets in
                                                               liability                          connection with the
                                                               company                            sale of steam of
                                                                                                  Rock-Tenn Corporation
                                                                                                  in St. Paul
-------------------------------------------------------------- ----------------- ---------------- ------------------------
               NRG Energy Center Grand Forks LLC               Limited           DE               Owns assets in
                                                               liability                          connection with a
                                                               company                            contract to provide
                                                                                                  steam at the Grand
                                                                                                  Forks Air Force Base
-------------------------------------------------------------- ----------------- ---------------- ------------------------
               NRG Energy Center Harrisburg, Inc.              Corporation       DE               Own cogeneration
                                                                                                  assets and sells steam
                                                                                                  to NRG Energy Center
                                                                                                  Harrisburg, Inc.
-------------------------------------------------------------- ----------------- ---------------- ------------------------

                                      12


-------------------------------------------------------------- ----------------- ---------------- ------------------------
Name of Company                                                Form of           Country or       Type of Business
                                                               Organization      U.S. State of
                                                               (using the        Organization
                                                               terminology of
                                                               jurisdiction)
-------------------------------------------------------------- ----------------- ---------------- ------------------------
               NRG Energy Center Paxton Inc.                   Corporation       DE               Provides steam to
                                                                                                  Harrisburg,
                                                                                                  Pennsylvania central
                                                                                                  business district
-------------------------------------------------------------- ----------------- ---------------- ------------------------
               NRG Energy Center Washco LLC                    Limited           DE               Owns assets in
                                                               liability                          connection with the
                                                               company                            sale of steam to
                                                                                                  Anderson Corporation
                                                                                                  and the State of
                                                                                                  Minnesota Correctional
                                                                                                  Facility
-------------------------------------------------------------- ----------------- ---------------- ------------------------
               NRG Thermal Operating Services LLC              Limited           DE               At this time has no
                                                               liability                          assets or operations
                                                               company
-------------------------------------------------------------- ----------------- ---------------- ------------------------
               NRG Energy Center Dover LLC                     Limited           DE               Owns and operates 18
                                                               liability                          MW cogeneration
                                                               company                            facility in Delaware
-------------------------------------------------------------- ----------------- ---------------- ------------------------
               NRG Thermal Services, Inc.                      Corporation       DE               Holds chiller plant
                                                                                                  assets for NRG Energy
                                                                                                  Center Harrisburg, Inc
-------------------------------------------------------------- ----------------- ---------------- ------------------------
               NRG Energy Center Pittsburgh LLC                Limited           DE               Eventually will own
                                                               liability                          and operate the
                                                               company                            Pittsburgh Thermal
                                                                                                  district heating and
                                                                                                  cooling plant which
                                                                                                  currently serves
                                                                                                  approx 25 customers in
                                                                                                  the Pittsburgh area
-------------------------------------------------------------- ----------------- ---------------- ------------------------
               NRG Energy Center San Francisco LLC             Limited           DE               Eventually will own
                                                               liability                          and operate the San
                                                               company                            Francisco Thermal
                                                                                                  district heating and
                                                                                                  cooling plant which
                                                                                                  currently serves
                                                                                                  customers Francisco area
-------------------------------------------------------------- ----------------- ---------------- ------------------------

                                      13


-------------------------------------------------------------- ----------------- ---------------- ------------------------
Name of Company                                                Form of           Country or       Type of Business
                                                               Organization      U.S. State of
                                                               (using the        Organization
                                                               terminology of
                                                               jurisdiction)
-------------------------------------------------------------- ----------------- ---------------- ------------------------
          North American Thermal Systems Limited               Limited           OH               Develops district
              Liability Company                                liability                          heating and cooling
                                                               company                            projects in the U.S.;
                                                                                                  general partner in
                                                                                                  Pittsburgh Thermal,
                                                                                                  Limited Partnership
                                                                                                  and San Francisco
                                                                                                  Thermal, Limited
                                                                                                  Partnership
-------------------------------------------------------------- ----------------- ---------------- ------------------------
          NRG Pittsburgh Thermal Inc.                          Corporation       DE               Limited Partner in
                                                                                                  Pittsburgh Thermal,
                                                                                                  Limited Partnership
-------------------------------------------------------------- ----------------- ---------------- ------------------------
               Pittsburgh Thermal, Limited Partnership         Limited           DE               Provides district
                                                               partnership                        heating and cooling
                                                                                                  services in Pittsburgh
-------------------------------------------------------------- ----------------- ---------------- ------------------------
          NRG San Francisco Thermal Inc.                       Corporation       DE               Special purpose entity
                                                                                                  to hold NRG's limited
                                                                                                  partnership ownership
                                                                                                  in SFTLP
-------------------------------------------------------------- ----------------- ---------------- ------------------------
               San Francisco Thermal, Limited Partnership   Limited           DE               Provides district
                                                             partnership                        heating and cooling
                                                                                                  services in San
                                                                                                  Francisco, California
-------------------------------------------------------------- ----------------- ---------------- ------------------------
          NRG PacGen Inc.                                      Corporation       DE               Domestic holding
                                                                                                  company which acquired
                                                                                                  100% of the stock of
                                                                                                  Pacific Generation
                                                                                                  Company
-------------------------------------------------------------- ----------------- ---------------- ------------------------
               Pacific Generation Company                     Corporation       OR               Domestic holding
                                                                                                  company acquired by
                                                                                                  NRG (formerly a wholly
                                                                                                  owned subsidiary of
                                                                                                  PacifiCorp Holdings,
                                                                                                  Inc. which developed,
                                                                                                  built, owned, operated
                                                                                                  and managed energy
                                                                                                  production
                                                                                                  facilities); also a
                                                                                                  limited partner in
                                                                                                  Camas Power Boiler
                                                                                                  Limited Partnership
-------------------------------------------------------------- ----------------- ---------------- ------------------------

                                      14


-------------------------------------------------------------- ----------------- ---------------- ------------------------
Name of Company                                                Form of           Country or       Type of Business
                                                               Organization      U.S. State of
                                                               (using the        Organization
                                                               terminology of
                                                               jurisdiction)
-------------------------------------------------------------- ----------------- ---------------- ------------------------
               Camas Power Boiler Limited Partnership          Limited           OR               Owns waste-wood-fired
                                                               partnership                        steam boiler in Camas
                                                                                                  paper mill in
                                                                                                  Washington
-------------------------------------------------------------- ----------------- ---------------- ------------------------
               Camas Power Boiler, Inc.                        Corporation       OR               General partner in
                                                                                                  Camas Boiler Limited
                                                                                                  Partners
-------------------------------------------------------------- ----------------- ---------------- ------------------------
               Energy National, Inc.                           Corporation       UT               Domestic holding
                                                                                                  company which holds
                                                                                                  limited partner
                                                                                                  interests in Crockett,
                                                                                                  Curtis/Palmer, Maine
                                                                                                  Energy Recovery
                                                                                                  Company, Penobscot
                                                                                                  Energy Recovery
                                                                                                  Company, PowerSmith,
                                                                                                  Windpower 87,
                                                                                                  Windpower 88 projects;
                                                                                                  general partner in
                                                                                                  Penobscot Energy
                                                                                                  Recovery Co.
-------------------------------------------------------------- ----------------- ---------------- ------------------------
                    Energy Investors Fund, L.P.                Limited           DE               Domestic investment
                                                               partnership                        company which holds
                                                                                                  limited partner
                                                                                                  interests in Crockett,
                                                                                                  Curtis/Palmer, Windpower
                                                                                                  87 and Windpower 88
                                                                                                  projects; also a funding
                                                                                                  vehicle for numerous
                                                                                                  other unrelated projects
                                                                                                  in the U.S..
-------------------------------------------------------------- ----------------- ---------------- ------------------------
                    Maine Energy Recovery Company              Corporation       ME               Owns Waste-to-Energy
                                                                                                  facility in Biddeford,
                                                                                                  Maine
-------------------------------------------------------------- ----------------- ---------------- ------------------------
                    Penobscot Energy Recovery Company          Corporation       ME               Owns waste-to-energy
                                                                                                  facility in Orrington,
                                                                                                  Maine
-------------------------------------------------------------- ----------------- ---------------- ------------------------
                    The PowerSmith Cogeneration Project,       Limited           DE               Owns PowerSmith
                                                               partnership                        cogeneration facility
                                                                                                  in Oklahoma
-------------------------------------------------------------- ----------------- ---------------- ------------------------


-------------------------------------------------------------- ----------------- ---------------- ------------------------
Name of Company                                                Form of           Country or       Type of Business
                                                               Organization      U.S. State of
                                                               (using the        Organization
                                                               terminology of
                                                               jurisdiction)
-------------------------------------------------------------- ----------------- ---------------- ------------------------
                    Enigen, Inc.                               Corporation       UT               General Partner in The
                                                                                                  PowerSmith
                                                                                                  Cogeneration Project,
                                                                                                  Limited Partnership
-------------------------------------------------------------- ----------------- ---------------- ------------------------
                    Pacific Orrington Energy, Inc.             Corporation       OR               Holds general and
                                                                                                  limited partner
                                                                                                  interests in Orrington
                                                                                                  Waste, Ltd., Limited
                                                                                                  Partnership
-------------------------------------------------------------- ----------------- ---------------- ------------------------
                         Orrington Waste, Ltd.                  Limited           OR               Provides waste
                             Limited Partnership                partnership                        disposal services to
                                                                                                  municipalities to be
                                                                                                  delivered to waste
                                                                                                  disposal operators in
                                                                                                  Maine, including
                                                                                                  Penobscot Energy
                                                                                                  Recovery Company
-------------------------------------------------------------- ----------------- ---------------- ------------------------
                    ESOCO, Inc.                                Corporation       UT               Domestic holding
                                                                                                  company for individual
                                                                                                  Esoco O&M companies
-------------------------------------------------------------- ----------------- ---------------- ------------------------
                         ESOCO Orrington, Inc.                 Corporation       UT               Operates Penobscot
                                                                                                  Energy Recovery
                                                                                                  Company in Maine
-------------------------------------------------------------- ----------------- ---------------- ------------------------
               Pacific Crockett Holdings, Inc.                 Corporation       OR               Domestic holding
                                                                                                  company for Pacific
                                                                                                  Crockett Energy, Inc.
-------------------------------------------------------------- ----------------- ---------------- ------------------------
                    Pacific Crockett Energy, Inc.              Corporation       UT               General Partner in
                                                                                                  Crockett Cogeneration,
                                                                                                  A California Limited
                                                                                                  Partnership
-------------------------------------------------------------- ----------------- ---------------- ------------------------
                         Crockett Cogeneration, a California   Limited           CA               Owns Crockett
                               Limited Partnership             partnership                        cogeneration facility
                                                                                                  in California
-------------------------------------------------------------- ----------------- ---------------- ------------------------

                                                16


-------------------------------------------------------------- ----------------- ---------------- ------------------------
Name of Company                                                Form of           Country or       Type of Business
                                                               Organization      U.S. State of
                                                               (using the        Organization
                                                               terminology of
                                                               jurisdiction)
-------------------------------------------------------------- ----------------- ---------------- ------------------------
                    Pacific Generation Resources Company       Corporation       OR               Domestic holding
                                                                                                  company which holds
                                                                                                  limited partner
                                                                                                  interest in Long
                                                                                                  Island Cogeneration,
                                                                                                  L.P.; holds limited
                                                                                                  partner interest in
                                                                                                  Curtis/Palmer; general
                                                                                                  partner in ENI
                                                                                                  Chester, Limited
                                                                                                  Partnership
-------------------------------------------------------------- ----------------- ---------------- ------------------------
                         ENI Curtis Falls, Limited Partnership Limited           OR               Limited partner in
                                                               partnership                        Curtis/Palmer
                                                                                                  Hydroelectric Company
-------------------------------------------------------------- ----------------- ---------------- ------------------------
                              Curtis/Palmer                    Corporation       NY               Owns Curtis/Palmer
                                   Hydroelectric Company                                          hydroelectric power
                                                                                                  plant in New York
-------------------------------------------------------------- ----------------- ---------------- ------------------------
               ONSITE Energy, Inc.                             Corporation       OR               Domestic holding
                                                                                                  company for ONSITE
                                                                                                  Soledad, Inc. and
                                                                                                  ONSITE Marianas
                                                                                                  Corporation; also
                                                                                                  indirectly holds
                                                                                                  general partner
                                                                                                  interest in Mt. Poso
                                                                                                  project and limited
                                                                                                  partner interest in
                                                                                                  Turners Falls project
-------------------------------------------------------------- ----------------- ---------------- ------------------------
                    Pacific-Mt. Poso Corporation               Corporation       OR               General Partner in Mt.
                                                                                                  Poso Cogeneration
                                                                                                  Company, A California
                                                                                                  Limited Partnership
-------------------------------------------------------------- ----------------- ---------------- ------------------------
                         Mt. Poso Cogeneration Company,        Limited           CA               Owns Mt. Poso
                             a California Limited Partnership  partnership                        cogeneration facility
                                                                                                  in California
-------------------------------------------------------------- ----------------- ---------------- ------------------------
                     Turners Falls Limited Partnership         Limited           MA               Owns Turners Falls
                                                               partnership                        cogeneration facility
                                                                                                  in Massachusetts
-------------------------------------------------------------- ----------------- ---------------- ------------------------


-------------------------------------------------------------- ----------------- ---------------- ------------------------
Name of Company                                                Form of           Country or       Type of Business
                                                               Organization      U.S. State of
                                                               (using the        Organization
                                                               terminology of
                                                               jurisdiction)
-------------------------------------------------------------- ----------------- ---------------- ------------------------
                    ONSITE Limited Partnership No. 1           Limited           OR               Owned cogeneration
                                                               partnership                        facilities for bakery
                                                                                                  in Los Angeles and
                                                                                                  dairy in Michigan
-------------------------------------------------------------- ----------------- ---------------- ------------------------
                    ONSITE/US Power Limited Partnership No. 1  Limited           OR               Owned Crossroads
                                                               partnership                        cogeneration facility
                                                                                                  in New Jersey
-------------------------------------------------------------- ----------------- ---------------- ------------------------
               Pacific Generation Holdings Company             Corporation       OR               Domestic holdings
                                                                                                  company for Pacific
                                                                                                  Generation Funding and
                                                                                                  Pacific Recycling
                                                                                                  Energy; holds limited
                                                                                                  partner interests in
                                                                                                  Carolina Energy,
                                                                                                  Limited Partnership
                                                                                                  and Project Finance
                                                                                                  Fund III; and
                                                                                                  indirectly holds
                                                                                                  general partner
                                                                                                  interest in Kingston
                                                                                                  Cogeneration Limited
                                                                                                  Partnership
-------------------------------------------------------------- ----------------- ---------------- ------------------------
                     Pacific Kingston Energy, Inc.             Corporation       Canada           General Partner in
                                                                                 (Ontario)        Kingston Cogeneration
                                                                                                  Limited Partnership
-------------------------------------------------------------- ----------------- ---------------- ------------------------
                          Kingston Cogeneration Limited        Limited           Canada           Owns Kingston
                               Partnership                     partnership       (Ontario)        cogeneration facility
                                                                                                  in Ontario, Canada
-------------------------------------------------------------- ----------------- ---------------- ------------------------
                    Carolina Energy, Limited Partnership       Limited           DE               Holds remaining
                                                               partnership                        non-generating assets
                                                                                                  of the Carolina Energy
                                                                                                  transfer station and
                                                                                                  waste-to-energy
                                                                                                  facility in North
                                                                                                  Carolina
-------------------------------------------------------------- ----------------- ---------------- ------------------------
                    Project Finance Fund III, L.P.             Limited           DE               Funding vehicle for
                                                               partnership                        various (primarily)
                                                                                                  international
                                                                                                  operating projects
-------------------------------------------------------------- ----------------- ---------------- ------------------------


-------------------------------------------------------------- ----------------- ---------------- ------------------------
Name of Company                                                Form of           Country or       Type of Business
                                                               Organization      U.S. State of
                                                               (using the        Organization
                                                               terminology of
                                                               jurisdiction)
-------------------------------------------------------------- ----------------- ---------------- ------------------------
          Northeast Generation Holding LLC                     Limited           DE               Holds a 50% interest
                                                               liability                          in NRG Northeast
                                                               company                            Generating LLC
-------------------------------------------------------------- ----------------- ---------------- ------------------------
               NRG Northeast Generating LLC                    Limited           DE               Special purpose
                                                               liability                          holding company entity
                                                               company                            to facilitate east
                                                                                                  coast pool financing
-------------------------------------------------------------- ----------------- ---------------- ------------------------
                     Dunkirk Power LLC                         Limited           DE               Entity holding title
                                                               liability                          to Dunkirk Power
                                                               company                            Station in New York
-------------------------------------------------------------- ----------------- ---------------- ------------------------
                     Huntley Power LLC                         Limited           DE               Entity holding title
                                                               liability                          to the Huntley Power
                                                               company                            station in New York
-------------------------------------------------------------- ----------------- ---------------- ------------------------
                     Astoria Gas Turbine Power LLC             Limited           DE               Entity holding title
                                                               liability                          to Astoria turbines in
                                                               company                            Staten Island, New York
-------------------------------------------------------------- ----------------- ---------------- ------------------------
                     Arthur Kill Power LLC                     Limited           DE               Entity holding title
                                                               liability                          to Arthur Kill
                                                               company                            generating station in
                                                                                                  Staten Island, New York
-------------------------------------------------------------- ----------------- ---------------- ------------------------
                     Somerset Power LLC                        Limited           DE               Entity holding title
                                                               liability                          to the electric
                                                               company                            generating plant in
                                                                                                  Somerset, Massachusetts
-------------------------------------------------------------- ----------------- ---------------- ------------------------
                     Oswego Harbor Power LLC                   Limited           DE               Formed for the purpose
                                                               liability                          of acquiring,
                                                               company                            operating and owning
                                                                                                  the electric
                                                                                                  generating plant in
                                                                                                  Oswego, New York
-------------------------------------------------------------- ----------------- ---------------- ------------------------
                     Connecticut Jet Power LLC                 Limited           DE               Own combustion
                                                               liability                          turbines acquired from
                                                               company                            Connecticut Light and
                                                                                                  Power ("CL&P assets")
-------------------------------------------------------------- ----------------- ---------------- ------------------------
                     Devon Power LLC                           Limited           DE               Entity holding title
                                                               liability                          to the Devon Power
                                                               company                            station in Connecticut
-------------------------------------------------------------- ----------------- ---------------- ------------------------


-------------------------------------------------------------- ----------------- ---------------- ------------------------
Name of Company                                                Form of           Country or       Type of Business
                                                               Organization      U.S. State of
                                                               (using the        Organization
                                                               terminology of
                                                               jurisdiction)
-------------------------------------------------------------- ----------------- ---------------- ------------------------
                     Middletown Power LLC                      Limited           DE               Own and/or operate
                                                               liability                          portion of CL&P assets
                                                               company
-------------------------------------------------------------- ----------------- ---------------- ------------------------
                     Montville Power LLC                       Limited           DE               Own and/or operate a
                                                               liability                          portion of the CL&P
                                                               company                            assets
-------------------------------------------------------------- ----------------- ---------------- ------------------------
                     Norwalk Power LLC                         Limited           DE               Entity holding title
                                                               liability                          to the Norwalk
                                                               company                            generating station in
                                                                                                  Connecticut
-------------------------------------------------------------- ----------------- ---------------- ------------------------
          NRG Eastern LLC                                      Limited           DE               To hold 50% interest
                                                               liability                          in NRG Northeast
                                                               company                            Generating LLC
-------------------------------------------------------------- ----------------- ---------------- ------------------------
          South Central Generation Holding LLC                 Limited           DE               Entity holding a 50%
                                                               liability                          interest in NRG South
                                                               company                            Central Generating LLC
                                                                                                  (issuer in the Cajun
                                                                                                  deal)
-------------------------------------------------------------- ----------------- ---------------- ------------------------
          NRG Central U.S. LLC                                 Limited           DE               To hold 50% interest
                                                               liability                          in NRG South Central
                                                               company                            Generating LLC
-------------------------------------------------------------- ----------------- ---------------- ------------------------
               NRG South Central Generating LLC                Limited           DE               Special purpose
                                                               liability                          holding company entity
                                                               company                            to facility central
                                                                                                  pool financing
-------------------------------------------------------------- ----------------- ---------------- ------------------------
                     Louisiana Generating LLC                  Limited           DE               Formed for the purpose
                                                               liability                          of owning Cajun
                                                               company                            non-nuclear generating
                                                                                                  assets in Louisiana
                                                                                                  (including gas and
                                                                                                  coal-fired generation)
-------------------------------------------------------------- ----------------- ---------------- ------------------------
                     NRG New Roads Holdings LLC                Limited           DE               Entity formed to hold
                                                               liability                          title to certain Cajun
                                                               company                            assets that, due to
                                                                                                  federal regulatory
                                                                                                  reasons could not be
                                                                                                  held by Louisiana
                                                                                                  Generating LLC
-------------------------------------------------------------- ----------------- ---------------- ------------------------
                     Big Cajun I Peaking Power LLC             Limited           DE               Develop, own and
                                                               liability                          operate the Cajun
                                                               company                            expansion project
-------------------------------------------------------------- ----------------- ---------------- ------------------------


-------------------------------------------------------------- ----------------- ---------------- ------------------------
Name of Company                                                Form of           Country or       Type of Business
                                                               Organization      U.S. State of
                                                               (using the        Organization
                                                               terminology of
                                                               jurisdiction)
-------------------------------------------------------------- ----------------- ---------------- ------------------------
          NRG West Coast Inc.                                  Corporation       DE               To act as holding
                                                                                                  company for West coast
                                                                                                  limited liability
                                                                                                  companies
-------------------------------------------------------------- ----------------- ---------------- ------------------------
               WCP (Generation) Holdings LLC                   Limited           DE               Jointly owned entity
                                                               liability                          between the owners and
                                                               company                            West Coast Power LLC
-------------------------------------------------------------- ----------------- ---------------- ------------------------
                     West Coast Power LLC                      Limited           DE               West coast holding
                                                               liability                          company entity
                                                               company                            designed to facilitate
                                                                                                  west coast asset pool
                                                                                                  financing
-------------------------------------------------------------- ----------------- ---------------- ------------------------
                          Long Beach Generation LLC            Limited           DE               Owns gas-fired
                                                               liability                          electric generation
                                                               company                            power plant in Long
                                                                                                  Beach, California
-------------------------------------------------------------- ----------------- ---------------- ------------------------
                          El Segundo Power, LLC                Limited           DE               Entity holding title
                                                               liability                          to the El Segundo
                                                               company                            power plant in El
                                                                                                  Segundo, California
-------------------------------------------------------------- ----------------- ---------------- ------------------------
                          Cabrillo Power I LLC                 Limited           DE               Entity holding title
                                                               liability                          to the Encina electric
                                                               company                            generation station in
                                                                                                  Carlsbad, California
-------------------------------------------------------------- ----------------- ---------------- ------------------------
                          Cabrillo Power II LLC                Limited           DE               Entity holding title
                                                               liability                          to 17 SDG&E combustion
                                                               company                            turbines in San Diego,
                                                                                                  California
-------------------------------------------------------------- ----------------- ---------------- ------------------------
          Cogeneration Corporation of America                  Corporation       DE               Develops, owns and
                                                                                                  operates cogeneration
                                                                                                  facilities in U.S.
-------------------------------------------------------------- ----------------- ---------------- ------------------------
          NRG Rocky Road LLC                                   Limited           DE               Special purpose LLC
                                                               liability                          formed to hold the 50%
                                                               company                            membership interest in
                                                                                                  Rocky Road LLC
-------------------------------------------------------------- ----------------- ---------------- ------------------------
               Rocky Road Power LLC                            Limited           DE               Formed to hold
                                                               liability                          ownership to
                                                               company                            generating facility in
                                                                                                  Dundee, Illinois
-------------------------------------------------------------- ----------------- ---------------- ------------------------


-------------------------------------------------------------- ----------------- ---------------- ------------------------
Name of Company                                                Form of           Country or       Type of Business
                                                               Organization      U.S. State of
                                                               (using the        Organization
                                                               terminology of
                                                               jurisdiction)
-------------------------------------------------------------- ----------------- ---------------- ------------------------
          NRG Cadillac Inc.                                    Corporation       DE               Entity holding NRG's
                                                                                                  50% interest in
                                                                                                  Cadillac Renewable
                                                                                                  Energy LLC
-------------------------------------------------------------- ----------------- ---------------- ------------------------
               Cadillac Renewable Energy LLC                   Limited           DE               Owns wood-fired
                                                               liability                          electric generation
                                                               company                            plant in Cadillac,
                                                                                                  Michigan
-------------------------------------------------------------- ----------------- ---------------- ------------------------
          O'Brien Cogeneration, Inc. II                        Corporation       DE               General Partner in
                                                                                                  O'Brien California
                                                                                                  Cogen Limited
-------------------------------------------------------------- ----------------- ---------------- ------------------------
               O'Brien California Cogen Limited                Corporation       CA               Owns Artesia
                                                                                                  cogeneration facility
                                                                                                  in California
-------------------------------------------------------------- ----------------- ---------------- ------------------------
          NRG International, Inc.                              Corporation       DE               Domestic holding
                                                                                                  company
-------------------------------------------------------------- ----------------- ---------------- ------------------------
               NRG Asia-Pacific, Ltd.                          Corporation       DE               Provides international
                                                                                                  business development
                                                                                                  services in Australia
                                                                                                  and the Pacific Rim
                                                                                                  region
-------------------------------------------------------------- ----------------- ---------------- ------------------------
               NRG Latin America Inc.                          Corporation       DE               Domestic holding
                                                                                                  company for Cobee
                                                                                                  Energy Development LLC
-------------------------------------------------------------- ----------------- ---------------- ------------------------
                     Cobee Energy Development LLC              Limited           DE               Provides project
                                                               liability                          development services
                                                               company                            in Latin America for
                                                                                                  NRG Energy, Inc. and
                                                                                                  Vattenfall AB
-------------------------------------------------------------- ----------------- ---------------- ------------------------
               NRGenerating II (Gibraltar)                     Unlimited         Gibraltar        Inactive
                                                               liability
                                                               company
-------------------------------------------------------------- ----------------- ---------------- ------------------------
               NRGenerating III (Gibraltar)                    Unlimited         Gibraltar        Inactive
                                                               liability
                                                               company
-------------------------------------------------------------- ----------------- ---------------- ------------------------
          NRG International Services Company                   Corporation       DE               Holds service
                                                                                                  agreements with
                                                                                                  expatriates and
                                                                                                  international
                                                                                                  consultants related to
                                                                                                  energy services
-------------------------------------------------------------- ----------------- ---------------- ------------------------


-------------------------------------------------------------- ----------------- ---------------- ------------------------
Name of Company                                                Form of           Country or       Type of Business
                                                               Organization      U.S. State of
                                                               (using the        Organization
                                                               terminology of
                                                               jurisdiction)
-------------------------------------------------------------- ----------------- ---------------- ------------------------
               Sterling Luxembourg (No. 4) S.a.r.l.            Societe a         Luxembourg       This entity was formed
                                                               responsabilite                     as a part of the
                                                               limitee                            Sterling holding
                                                                                                  structure in the UK
-------------------------------------------------------------- ----------------- ---------------- ------------------------
                     Sterling Luxembourg (No. 3) S.a.r.l.      Societe a         Luxembourg       This entity was formed
                                                               responsabilite                     as a part of the
                                                               limitee                            Sterling holding
                                                                                                  structure in the UK
-------------------------------------------------------------- ----------------- ---------------- ------------------------
               NRGenerating International B.V.                 Besloten          Netherlands      International holding
                                                               Vennootschap                       company
                                                               met beperkte
                                                               aansprakelijkheid
-------------------------------------------------------------- ----------------- ---------------- ------------------------
                     NRG Energy Development GmbH               Gesellschaft      Germany          Provides international
                                                               mit                                business development
                                                               beschrankter                       services in Germany
                                                               Haftung                            and Europe
-------------------------------------------------------------- ----------------- ---------------- ------------------------
                     NRG Energy CZ, s.r.o.                     Spolecnost s      Czech Republic   Provides international
                                                               rucenim omezenym                   business development
                                                                                                  services in the Czech
                                                                                                  Republic and Europ
-------------------------------------------------------------- ----------------- ---------------- ------------------------
                     NRG Energy PL Sp. z o.o.                  Spolka z          Warsaw, Poland   Provides international
                                                               ograniczona                        business development
                                                               odpowiedzialnoscia                 services in Poland
                                                               Skrot
-------------------------------------------------------------- ----------------- ---------------- ------------------------
                     NRG Energy Ltd.                           Company limited   England and      Provides international
                                                               by shares         Wales            business development
                                                                                                  services in the U.K.
                                                                                                  and Europe
-------------------------------------------------------------- ----------------- ---------------- ------------------------
                     NRGenerating Holdings (No. 15) B.V.       Besloten          Netherlands      International holding
                                                               Vennootschap                       company
                                                               met beperkte
                                                               aansprakelijkheid
-------------------------------------------------------------- ----------------- ---------------- ------------------------
                         Sterling Luxembourg (No. 1) S.a.r.l.  Societe a         Luxembourg       This entity was formed
                                                               responsabilite                     to hold Luxco2 as a
                                                               limitee                            part of the
                                                                                                  NRGenerating, Ltd.
                                                                                                  holding structure in
                                                                                                  the UK
-------------------------------------------------------------- ----------------- ---------------- ------------------------


-------------------------------------------------------------- ----------------- ---------------- ------------------------
Name of Company                                                Form of           Country or       Type of Business
                                                               Organization      U.S. State of
                                                               (using the        Organization
                                                               terminology of
                                                               jurisdiction)
-------------------------------------------------------------- ----------------- ---------------- ------------------------
               NRGenerating, Ltd.                              Company limited   UK               Holding company for
                                                               by shares                          Killingholme structure
                                                                                                  in the UK
-------------------------------------------------------------- ----------------- ---------------- ------------------------
                     NRGenerating Energy Trading Ltd.          Company limited   United Kingdom   International power
                                                               by shares                          marketing entity
-------------------------------------------------------------- ----------------- ---------------- ------------------------
                     Killingholme Holdings Limited             Company limited   UK               Holds interest in
                                                               by shares                          Killingholme power
                                                                                                  station
-------------------------------------------------------------- ----------------- ---------------- ------------------------
                         Killingholme Generation Limited       Company limited   UK               Project company for
                                                               by shares                          Killingholme Power
                                                                                                  Station
-------------------------------------------------------------- ----------------- ---------------- ------------------------
                              Killingholme Power Limited       Company limited   UK               Project company for
                                                               by shares                          Killingholme power
                                                                                                  station
-------------------------------------------------------------- ----------------- ---------------- ------------------------
               Sterling Luxembourg (No. 2) S.a.r.l.            Societe a         Luxembourg       This entity was formed
                                                               responsabilite                     to hold the Swiss
                                                               limitee                            branch as a part of
                                                                                                  the NRGenerating, Ltd.
                                                                                                  holding structure in
                                                                                                  the UK
-------------------------------------------------------------- ----------------- ---------------- ------------------------
                     Sterling (Gibraltar)                      Unlimited         Gibraltar        This entity was formed
                                                               liability                          to assist with the
                                                               company                            NRGenerating, Ltd./UK
                                                                                                  holding structure
                                                                                                  through Luxembourg
-------------------------------------------------------------- ----------------- ---------------- ------------------------
          NRGenerating Luxembourg (No. 1) S.a.r.l              Societe a         Luxembourg       Formed as holding
                                                               responsabilite                     company for Australian
                                                               limitee                            project
-------------------------------------------------------------- ----------------- ---------------- ------------------------
               NRGenerating Holdings (No. 2) Gmbh              Gesellschaft      Switzerland      Formed as holding
                                                               mit                                company for Australian
                                                               beschrankter                       project.
                                                               Haftung
-------------------------------------------------------------- ----------------- ---------------- ------------------------
                    Flinders Labuan (No. 1) Ltd.               Company limited   Labuan           Holding company for
                                                               by shares                          potential acquisition
                                                                                                  in Australia
-------------------------------------------------------------- ----------------- ---------------- ------------------------


-------------------------------------------------------------- ----------------- ---------------- ------------------------
Name of Company                                                Form of           Country or       Type of Business
                                                               Organization      U.S. State of
                                                               (using the        Organization
                                                               terminology of
                                                               jurisdiction)
-------------------------------------------------------------- ----------------- ---------------- ------------------------
                         Flinders Labuan (No. 2) Ltd.          Company limited   Labuan           Holding company for
                                                               by shares                          potential acquisition
                                                                                                  in Australia
-------------------------------------------------------------- ----------------- ---------------- ------------------------
                     NRGenerating Luxembourg (No. 2) S.a.r.l   Societe a         Luxembourg       Formed as holding
                                                               responsabilite                     company for Australian
                                                               limitee                            project
-------------------------------------------------------------- ----------------- ---------------- ------------------------
                         Flinders (Gibraltar)                  Unlimited         Gibraltar        Formed as holding
                                                               liability                          company for Australian
                                                               company                            project
-------------------------------------------------------------- ----------------- ---------------- ------------------------
               Brimsdown Power Limited                         Company limited   England and      Project company for
                                                               by shares         Wales            peaking unit
                                                                                                  associated with
                                                                                                  Enfield Energy Centre
                                                                                                  Limited in England
-------------------------------------------------------------- ----------------- ---------------- ------------------------
               NRGenerating Holdings (No. 11) B.V.             Besloten          Netherlands      International holding
                                                               Vennootschap                       company for Langage
                                                               met beperkte                       Park Project in
                                                               aansprakelijkheid                  England
-------------------------------------------------------------- ----------------- ---------------- ------------------------
                     Wainstones Power Limited                  Company limited   England and      Formed to develop,
                                                               by shares         Wales            build, own and operate
                                                                                                  800MW combined cycle
                                                                                                  gas turbine power plant
                                                                                                  on greenfield site at
                                                                                                  Langage England (f/k/a
                                                                                                  Plymouth Energy Centre)
-------------------------------------------------------------- ----------------- ---------------- ------------------------
               NRGenerating Holdings (No. 13) B.V.             Besloten          Netherlands      International holding
                                                               Vennootschap                       company
                                                               met beperkte
                                                               aansprakelijkheid
-------------------------------------------------------------- ----------------- ---------------- ------------------------
                     Langage Energy Park Limited               Company limited   UK               Formed to develop
                                                               by shares                          Langage project
-------------------------------------------------------------- ----------------- ---------------- ------------------------
               NRGenerating Holdings (No. 9) B.V.              Besloten          Netherlands      International holding
                                                               Vennootschap                       company in Kanel
                                                               met beperkte                       Kangal Elektrik
                                                               aansprakelijkheid                  Limited Sirketi
-------------------------------------------------------------- ----------------- ---------------- ------------------------


-------------------------------------------------------------- ----------------- ---------------- ------------------------
Name of Company                                                Form of           Country or       Type of Business
                                                               Organization      U.S. State of
                                                               (using the        Organization
                                                               terminology of
                                                               jurisdiction)
-------------------------------------------------------------- ----------------- ---------------- ------------------------
                     Kanel Kangal Elektrik Limited Sirketi     Limited Sirketi    Turkey           Will own Kangal
                                                                                                  lignite fired power
                                                                                                  plant in Turkey
-------------------------------------------------------------- ----------------- ---------------- ------------------------
               NRGenerating Holdings (No. 17) B.V.             Besloten          Netherlands      International holding
                                                               Vennootschap                       company
                                                               met beperkte
                                                               aansprakelijkheid
-------------------------------------------------------------- ----------------- ---------------- ------------------------
                     KUSEL Kutahya Seyitomer Elektrik          Limited Sirketi   Turkey           Formed to acquire 600
                          Limited Sirketi                                                         MW coal-fired power
                                                                                                  station in Turkey.  No
                                                                                                  assets or employees at
                                                                                                  this time.  NRG
                                                                                                  ownership is 31.75%
-------------------------------------------------------------- ----------------- ---------------- ------------------------
               Sachsen Holding B.V.                            Besloten          Netherlands      International holding
                                                               Vennootschap                       company for P.T.
                                                               met beperkte                       Dayalistrik Pratama
                                                               aansprakelijkheid
-------------------------------------------------------------- ----------------- ---------------- ------------------------
                     P.T. Dayalistrik Pratama                  Perseroan         Indonesia        Formed to own and
                                                               Terbatas                           construct West Java
                                                                                                  coal-fired power plant
                                                                                                  in Indonesia
-------------------------------------------------------------- ----------------- ---------------- ------------------------
               NRGenerating Holdings (No. 7) B.V.              Besloten          Netherlands      International holding
                                                               Vennootschap                       company for West Java
                                                               met beperkte                       O&M company in
                                                               aansprakelijkheid                  formation in Indonesia
-------------------------------------------------------------- ----------------- ---------------- ------------------------
                     P.T. NRG West Java                        Perseroan         Indonesia        Formed to operate
                                                               Terbatas                           Cilegon project in
                                                                                                  Indonesia
-------------------------------------------------------------- ----------------- ---------------- ------------------------
               NRGenerating Holdings (No. 8) B.V.              Besloten          Netherlands      International holding
                                                               Vennootschap                       company for West Java
                                                               met beperkte                       O&M company in
                                                               aansprakelijkheid                  formation in Indonesia
-------------------------------------------------------------- ----------------- ---------------- ------------------------
               Enfield Holdings B.V.                           Besloten          Netherlands      International holding
                                                               Vennootschap                       company for Enfield
                                                               met beperkte                       Energy Centre Limited
                                                               aansprakelijkheid                  projects in England
-------------------------------------------------------------- ----------------- ---------------- ------------------------


-------------------------------------------------------------- ----------------- ---------------- ------------------------
Name of Company                                                Form of           Country or       Type of Business
                                                               Organization      U.S. State of
                                                               (using the        Organization
                                                               terminology of
                                                               jurisdiction)
-------------------------------------------------------------- ----------------- ---------------- ------------------------
               Enfield Energy Centre Limited                   Company limited   England          Owns Enfield gas fired
                                                               by shares           And Wales      power plant in England
-------------------------------------------------------------- ----------------- ---------------- ------------------------
                     Enfield Operations, L.L.C.                Limited           England          Operates Enfield
                                                               liability                          Energy gas-fired power
                                                               company                            plant in England
-------------------------------------------------------------- ----------------- ---------------- ------------------------
                          Enfield Operations (UK) Limited      Company limited   England          Holds employees for
                                                               by shares           And Wales      Enfield Operations,
                                                                                                  L.L.C.
-------------------------------------------------------------- ----------------- ---------------- ------------------------
               NR (Gibraltar)                                  Unlimited         Gibraltar        Company utilized
                                                               liability                          during the Enfield
                                                               company                            transactions in England
-------------------------------------------------------------- ----------------- ---------------- ------------------------
          NRGenerating Holdings (No. 4) B.V.                   Besloten          Netherlands      International holding
                                                               Vennootschap                       company in Loy Yang
                                                               met beperkte                       Power Partners, Loy
                                                               aansprakelijkheid                  Yang Power Management
                                                                                                  Pty Ltd. and Loy Yang
                                                                                                  Power Projects Pty
                                                                                                  Ltd.
-------------------------------------------------------------- ----------------- ---------------- ------------------------
               Loy Yang Power Management Pty Ltd.              Company limited   Australia        Operates Loy Yang
                                                               by shares         (Victoria)       coal-fired power plant
                                                                                                  in Australia
-------------------------------------------------------------- ----------------- ---------------- ------------------------
               Loy Yang Power Partners                         Partnership       Australia        Owns Loy Yang
                                                                                                  coal-fired plant in
                                                                                                  Australia
-------------------------------------------------------------- ----------------- ---------------- ------------------------
               Loy Yang Power Projects Pty Ltd                 Company limited   Australia        Provides technical
                                                               by shares         (Victoria)       services to Loy Yang
                                                                                                  coal fired power plant
                                                                                                  in Australia
-------------------------------------------------------------- ----------------- ---------------- ------------------------
               Gunwale B.V.                                    Besloten          Netherlands      International holding
                                                               Vennootschap                       company
                                                               met beperkte
                                                               aansprakelijkheid
-------------------------------------------------------------- ----------------- ---------------- ------------------------
          Sunshine State Power (No. 2) B.V.                    Besloten          Netherlands      International holding
                                                               Vennootschap                       company which holds a
                                                               met beperkte                       17.5% undivided
                                                               aansprakelijkheid                  interest in Gladstone
                                                                                                  Power Station Joint
                                                                                                  Venture
-------------------------------------------------------------- ----------------- ---------------- ------------------------


-------------------------------------------------------------- ----------------- ---------------- ------------------------
Name of Company                                                Form of           Country or       Type of Business
                                                               Organization      U.S. State of
                                                               (using the        Organization
                                                               terminology of
                                                               jurisdiction)
-------------------------------------------------------------- ----------------- ---------------- ------------------------
               Sunshine State Power B.V.                       Besloten          Netherlands      International holding
                                                               Vennootschap                       company which holds a
                                                               met beperkte                       20% undivided interest
                                                               aansprakelijkheid                  in Gladstone Power
                                                                                                  Station Joint Venture
-------------------------------------------------------------- ----------------- ---------------- ------------------------
               NRGenerating Holdings (No. 1) B.V.              Besloten          Netherlands      International holding
                                                               Vennootschap                       company in
                                                               met beperkte                       Collinsville Power
                                                               aansprakelijkheid                  Joint Venture
-------------------------------------------------------------- ----------------- ---------------- ------------------------
               NRG Victoria I Pty Ltd.                         Company limited   Australia        International holding
                                                               by shares                          company in NRG
                                                                                                  Victoria II Pty Ltd.
                                                                                                  and NRG Victoria III
                                                                                                  Pty Ltd. In Australia
-------------------------------------------------------------- ----------------- ---------------- ------------------------
                     NRG Victoria II Pty Ltd.                  Company limited   Australia        International holding
                                                               by shares                          company in NRG
                                                                                                  Victoria III Pty Ltd.
                                                                                                  In Australia
-------------------------------------------------------------- ----------------- ---------------- ------------------------
                          NRG Victoria III Pty Ltd.            Company limited   Australia        International holding
                                                               by shares                          company for Energy
                                                                                                  Developments Limited
-------------------------------------------------------------- ----------------- ---------------- ------------------------
                               Energy Developments Limited     Company limited   Australia        Develops, owns and
                                                               by shares         (Queensland)     operates power
                                                                                                  generation and
                                                                                                  waste-to-energy
                                                                                                  projects in Australia,
                                                                                                  New Zealand, Asia and
                                                                                                  England
-------------------------------------------------------------- ----------------- ---------------- ------------------------
               Saale Energie GmbH                              Gesellschaft      Germany          International holding
                                                               mit                                company for Kraftwerk
                                                               beschrankter                       Schkopau
                                                               Haftung                            Betriebsgesellschaft
                                                                                                  mbH, Kraftwerk
                                                                                                  Schkopau GbR and Saale
                                                                                                  Energie Services GmbH
                                                                                                  (Germany)
-------------------------------------------------------------- ----------------- ---------------- ------------------------
                     Saale Energie Services GmbH               Gesellschaft      Germany          Provides consulting
                                                               mit                                services to MIBRAG
                                                               beschrankter
                                                               Haftung
-------------------------------------------------------------- ----------------- ---------------- ------------------------


-------------------------------------------------------------- ----------------- ---------------- ------------------------
Name of Company                                                Form of           Country or       Type of Business
                                                               Organization      U.S. State of
                                                               (using the        Organization
                                                               terminology of
                                                               jurisdiction)
-------------------------------------------------------------- ----------------- ---------------- ------------------------
                     Kraftwerk Schkopau GbR                    Gesellschaft      Germany          Owns 960MW coal-fired
                                                               burgerlichen                       power plant in
                                                               Rechts                             Schkopau, Germany
-------------------------------------------------------------- ----------------- ---------------- ------------------------
                     Kraftwerk Schkopau                        Mit               Germany          Operates in Germany
                          Betriebsgesellschaft mbH             beschrankter                       Schkopau facility
                                                               Haftung
-------------------------------------------------------------- ----------------- ---------------- ------------------------
               Lambique Beheer B.V.                            Besloten          Netherlands      International holding
                                                               Vennootschap                       company for MIBRAG
                                                               met beperkte                       B.V. and
                                                               aansprakelijkheid                  Mitteldeutsche
                                                                                                  Braunkohlengesellschaft
                                                                                                  mbH in Germany
-------------------------------------------------------------- ----------------- ---------------- ------------------------
                     MIBRAG B.V.                               Besloten          Netherlands      Owns 99% of MIBRAG
                                                               Vennootschap                       GmbH coal mines and
                                                               met beperkte                       coal-fired power
                                                               aansprakelijkheid                  plants in Germany
-------------------------------------------------------------- ----------------- ---------------- ------------------------
                          MIBRAG Industriekraftwerke           Gesellschaft      Germany          Operates and maintains
                                 Betriebs Gmbh                 mit                                three coal-fired power
                                                               beschrankter                       plants in Germany
                                                               Haftung
-------------------------------------------------------------- ----------------- ---------------- ------------------------
                               MIBRAG Industriekraftwerke      Gesellschaft      Germany          Intermediate holding
                                 Vermoegensverwaltungs und     mit                                company for EWG
                                    Beteiligungs Gmbh          beschrankter
                                                               Haftung
-------------------------------------------------------------- ----------------- ---------------- ------------------------
                                  MIBRAG Industriekraftwerke   Kommanditgesells  Germany          Owns three coal-fired
                                       Gmbh & Co. KG           chaft                              power plants in Germany
-------------------------------------------------------------- ----------------- ---------------- ------------------------
                          Mitteldeutsche                       Mit               Germany          Operates coal mining,
                             Braunkohlengesellschaft mbH       beschrankter                       power generation and
                                                               Haftung                            associated operations
                                                                                                  near Leipzig, Germany
-------------------------------------------------------------- ----------------- ---------------- ------------------------
               Kladno Power (No. 2) B.V.                       Besloten          Netherlands      International holding
                                                               Vennootschap                       company for Matra
                                                               met beperkte                       Powerplant Holding
                                                               aansprakelijkheid                  B.V., in Czech Republic
-------------------------------------------------------------- ----------------- ---------------- ------------------------
                     Matra Powerplant Holding B.V.             Besloten          Netherlands      International holding
                                                               Vennootschap                       company for ECK
                                                               met beperkte                       Generating, s.r.o. in
                                                               aansprakelijkheid                  Czech Republic
-------------------------------------------------------------- ----------------- ---------------- ------------------------


-------------------------------------------------------------- ----------------- ---------------- ------------------------
Name of Company                                                Form of           Country or       Type of Business
                                                               Organization      U.S. State of
                                                               (using the        Organization
                                                               terminology of
                                                               jurisdiction)
-------------------------------------------------------------- ----------------- ---------------- ------------------------
                     ECK Generating, s.r.o.                    Spolecnost s      Czech Republic   Expansion project for
                                                               rucenim omezenym                   approximately 300 MW
                                                                                                  coal-fired power plant
                                                                                                  under construction in
                                                                                                  Kladno facility
-------------------------------------------------------------- ----------------- ---------------- ------------------------
          Kladno Power (No. 1) B.V.                            Besloten          Netherlands      International holding
                                                               Vennootschap                       company for
                                                               met beperkte                       Energeticke Centrum
                                                               aansprakelijkheid                  Kladno, s.r.o.
-------------------------------------------------------------- ----------------- ---------------- ------------------------
                     Energeticke Centrum Kladno, s.r.o.        Spolecnost s      Czech Republic   Owns and operates a
                                                               rucenim omezenym                   coal-fired power plant
                                                                                                  in Kladno, Czech
                                                                                                  Republic
-------------------------------------------------------------- ----------------- ---------------- ------------------------
          NRGenerating Holdings (No. 5) B.V.                   Besloten          Netherlands      International holding
                                                               Vennootschap                       company in NRG
                                                               met beperkte                       Energeticke Provoz,
                                                               aansprakelijkheid                  s.r.o.
-------------------------------------------------------------- ----------------- ---------------- ------------------------
                     NRG Energeticke Provoz, s.r.o.            Spolecnost s      Czech Republic   Operates coal-fired
                                                               rucenim omezenym                   power plants in
                                                                                                  Kladno, Czech Republic
-------------------------------------------------------------- ----------------- ---------------- ------------------------
          NRGenerating Holdings (No. 3) B.V.                   Besloten          Netherlands      International holding
                                                               Vennootschap                       company registered to
                                                               met beperkte                       do business in
                                                               aansprakelijkheid                  Australia
-------------------------------------------------------------- ----------------- ---------------- ------------------------
          NRGenerating Holdings (No. 6) B.V.                   Besloten          Netherlands      International holding
                                                               Vennootschap                       company registered to
                                                               met beperkte                       do business in
                                                               aansprakelijkheid                  Australia
-------------------------------------------------------------- ----------------- ---------------- ------------------------
          NRGenerating Holdings (No. 14) B.V.                  Besloten          Netherlands      International holding
                                                               Vennootschap                       company
                                                               met beperkte
                                                               aansprakelijkheid
------------------------------------------------------------------------------- ---------------- ------------------------
          OU Nrg Energy Est                                    Osauhing          Estonia          Formed as NRG's
                                                                                                  development office in
                                                                                                  Estonia
-------------------------------------------------------------- ----------------- ---------------- ------------------------


-------------------------------------------------------------- ----------------- ---------------- ------------------------
Name of Company                                                Form of           Country or       Type of Business
                                                               Organization      U.S. State of
                                                               (using the        Organization
                                                               terminology of
                                                               jurisdiction)
-------------------------------------------------------------- ----------------- ---------------- ------------------------
               NRGenerating Holdings (No. 16) B.V.             Besloten          Netherlands      International holding
                                                               Vennootschap                       company
                                                               met beperkte
                                                               aansprakelijkheid
-------------------------------------------------------------- ----------------- ---------------- ------------------------
               NRGenerating Holdings (No. 18) B.V.             Besloten          Netherlands      International holding
                                                               Vennootschap                       company
                                                               met beperkte
                                                               aansprakelijkheid
-------------------------------------------------------------- ----------------- ---------------- ------------------------
               NRGenerating Holdings (No. 19) B.V.             Besloten          Netherlands      International holding
                                                               Vennootschap                       company
                                                               met beperkte
                                                               aansprakelijkheid
-------------------------------------------------------------- ----------------- ---------------- ------------------------
               NRGenerating Holdings (No. 20) B.V.             Besloten          Netherlands      International holding
                                                               Vennootschap                       company
                                                               met beperkte
                                                               aansprakelijkheid
-------------------------------------------------------------- ----------------- ---------------- ------------------------
               NRGenerating Holdings (No. 21) B.V.             Besloten          Netherlands      International holding
                                                               Vennootschap                       company
                                                               met beperkte
                                                               aansprakelijkheid
-------------------------------------------------------------- ----------------- ---------------- ------------------------
               NRGenerating Holdings (No. 22) B.V.             Besloten          Netherlands      International holding
                                                               Vennootschap                       company
                                                               met beperkte
                                                               aansprakelijkheid
-------------------------------------------------------------- ----------------- ---------------- ------------------------
               NRGenerating Holdings (No. 23) B.V.             Besloten          Netherlands      International holding
                                                               Vennootschap                       company
                                                               met beperkte
                                                               aansprakelijkheid
-------------------------------------------------------------- ----------------- ---------------- ------------------------
               Interenergy Limited                             Company limited   Ireland          Inactive - proposed
                                                               by shares                          provider of electric
                                                                                                  marketing services in
                                                                                                  eastern and central
                                                                                                  Europe
-------------------------------------------------------------- ----------------- ---------------- ------------------------


-------------------------------------------------------------- ----------------- ---------------- ------------------------
Name of Company                                                Form of           Country or       Type of Business
                                                               Organization      U.S. State of
                                                               (using the        Organization
                                                               terminology of
                                                               jurisdiction)
-------------------------------------------------------------- ----------------- ---------------- ------------------------
               NRGenerating Rupali B.V.                        Besloten          Netherlands      International holding
                                                               Vennootschap                       company for Rupali oil
                                                               met beperkte                       fired power plant bid
                                                               aansprakelijkheid                  in Pakistan
-------------------------------------------------------------- ----------------- ---------------- ------------------------
               Kiksis B.V.                                     Besloten          Netherlands      Inactive -
                                                               Vennootschap                       international holding
                                                               met beperkte                       company - hold for
                                                               aansprakelijkheid                  Estonia project
-------------------------------------------------------------- ----------------- ---------------- ------------------------
          Cobee Holdings Inc.                                  Corporation       DE               Domestic holding
                                                                                                  company for Tosli
                                                                                                  Investments N.V.
-------------------------------------------------------------- ----------------- ---------------- ------------------------
               Tosli Investments N.V.                          Naamloze          Netherlands      International holding
                                                               Vennootschap                       company for Compania
                                                                                                  Boliviana de Energia
                                                                                                  Electrica S.A. in
                                                                                                  Latin America
-------------------------------------------------------------- ----------------- ---------------- ------------------------
                     Tosli Luxembourg (No. 1) s.a.r.l.         Societe a         Luxembourg       Serves as a funding
                                                               responsabilite                     vehicle for NRG's
                                                               limitee                            Latin America projects
-------------------------------------------------------------- ----------------- ---------------- ------------------------
                          Tosli Luxembourg (No. 2) s.a.r.l.    Societe a         Luxembourg       International holding
                                                               responsabilite                     company for Bulo Bulo
                                                               limitee                            project in Bolivia
-------------------------------------------------------------- ----------------- ---------------- ------------------------
                     Inversiones Bulo Bulo S.A.                Sociedad anonima  Bolivia          Bolivian holding
                                                                                                  company for Bulo Bulo
                                                                                                  gas-fired power plant
                                                                                                  in Bolivia
-------------------------------------------------------------- ----------------- ---------------- ------------------------
                     Coniti Holding B.V.                       Besloten          Netherlands      International holding
                                                               Vennootschap                       company for Bulo Bulo
                                                               met beperkte                       gas fired power plant
                                                               aansprakelijkheid                  in Bolivia
-------------------------------------------------------------- ----------------- ---------------- ------------------------
                          Tosli (Gibraltar) B.V.               Besloten          Netherlands      Company that serves as
                                                               Vennootschap                       a funding vehicle for
                                                               met beperkte                       certain of NRG's Latin
                                                               aansprakelijkheid                  American projects
-------------------------------------------------------------- ----------------- ---------------- ------------------------


-------------------------------------------------------------- ----------------- ---------------- ------------------------
Name of Company                                                Form of           Country or       Type of Business
                                                               Organization      U.S. State of
                                                               (using the        Organization
                                                               terminology of
                                                               jurisdiction)
-------------------------------------------------------------- ----------------- ---------------- ------------------------
               Compania Boliviana de Energia Electrica S.A.    Sociedad anonima  Canada (Nova     Owns and/or operates
                                                                                 Scotia)          15 operating power
                                                                                                  plants primarily
                                                                                                  hydroelectric, in
                                                                                                  Bolivia
-------------------------------------------------------------- ----------------- ---------------- ------------------------
                     Compania Electrica Central Bulo Bulo S.A. Sociedad anonima  Bolivia          Owner of generation
                                                                                                  assets for project in
                                                                                                  Bolivia
-------------------------------------------------------------- ----------------- ---------------- ------------------------
                          Servicios Energeticos S.A.           Sociedad anonima  Bolivia          Operator of 87 MW
                                                                                                  gas-fired power plant
                                                                                                  in Bolivia
-------------------------------------------------------------- ----------------- ---------------- ------------------------
               Tosli Acquisition B.V.                          Besloten          Netherlands      Company formed to
                                                               Vennootschap                       assist with Cobee
                                                               met beperkte                       tender offer
                                                               aansprakelijkheid
-------------------------------------------------------------- ----------------- ---------------- ------------------------
          NRGenerating Holdings GmbH                           Gesellschaft      Switzerland      Swiss holding company
                                                               mit
                                                               beschrankter
                                                               Haftung
-------------------------------------------------------------- ----------------- ---------------- ------------------------
               NRG Caymans-C                                   Company limited   Cayman Islands   Holding company for
                                                               by shares                          interests in Scudder
                                                                                                  Latin American
                                                                                                  Power I-C and II-C and
                                                                                                  II-Corp A and II-Corp B
-------------------------------------------------------------- ----------------- ---------------- ------------------------
               NRG Caymans-P                                   Company limited   Cayman Islands   Holding company for
                                                               by shares                          interests in Scudder
                                                                                                  Latin American
                                                                                                  Power I-P and II-P
-------------------------------------------------------------- ----------------- ---------------- ------------------------
                     Scudder Latin American Power I-C L.D.C.   Exempted          Cayman           Investment company
                                                               limited           Islands,         which owns (primarily
                                                               duration          British West     passive) investments
                                                               company limited   Indies           in Latin American
                                                               by shares                          power projects
-------------------------------------------------------------- ----------------- ---------------- ------------------------
                     Scudder Latin American Power I-P L.D.C.   Exempted          Cayman           Investment company
                                                               limited           Islands,         which owns (primarily
                                                               duration          British West     passive) investments
                                                               company limited   Indies           in Latin American
                                                               by shares                          power projects
-------------------------------------------------------------- ----------------- ---------------- ------------------------


-------------------------------------------------------------- ----------------- ---------------- ------------------------
Name of Company                                                Form of           Country or       Type of Business
                                                               Organization      U.S. State of
                                                               (using the        Organization
                                                               terminology of
                                                               jurisdiction)
-------------------------------------------------------------- ----------------- ---------------- ------------------------
                          Scudder Latin American               Exempted          Cayman           Investment company
                                 Power II-C L.D.C.             limited           Islands,         which owns (primarily
                                                               duration          British West     passive) investments
                                                               company limited   Indies           in Latin American
                                                               by shares                          power projects
-------------------------------------------------------------- ----------------- ---------------- ------------------------
                          Scudder Latin American               Exempted          Cayman           Investment company
                                 Power II-Corporation A        limited           Islands,         which is part of the
                                                               duration          British West     holding company
                                                               company limited   Indies           structure for
                                                               by shares                          investments in Latin
                                                                                                  American power
                                                                                                  projects held by
                                                                                                  Scudder Latin American
                                                                                                  Power II-C and/or II-P
-------------------------------------------------------------- ----------------- ---------------- ------------------------
                          Scudder Latin American               Exempted          Cayman           Investment company
                                 Power II-Corporation B        limited           Islands,         which is part of the
                                                               duration          British West     holding company
                                                               company limited   Indies           structure for
                                                               by shares                          investments in Latin
                                                                                                  American power
                                                                                                  projects held by
                                                                                                  Scudder Latin American
                                                                                                  Power II-C and/or II-P
-------------------------------------------------------------- ----------------- ---------------- ------------------------
                          Scudder Latin American               Exempted          Cayman           Investment company
                                 Power II-P L.D.C.             limited           Islands,         which owns (primarily
                                                               duration          British West     passive) investments
                                                               company limited   Indies           in Latin American
                                                               by shares                          power projects
-------------------------------------------------------------- ----------------- ---------------- ------------------------
               NRG Caymans Company                             Company limited   Cayman Islands   Holding company for
                                                               by shares                          Central and Eastern
                                                                                                  European Power Fund
-------------------------------------------------------------- ----------------- ---------------- ------------------------
                     Croatia Power Group                       Company limited   Cayman Islands   Holding company for
                                                               by shares                          potential project in
                                                                                                  Croatia
-------------------------------------------------------------- ----------------- ---------------- ------------------------
          NRG Operating Services, Inc.                         Corporation       DE               Currently provides O&M
                                                                                                  services for Cadillac,
                                                                                                  Collinsville, and
                                                                                                  Gladstone projects
-------------------------------------------------------------- ----------------- ---------------- ------------------------


-------------------------------------------------------------- ----------------- ---------------- ------------------------
Name of Company                                                Form of           Country or       Type of Business
                                                               Organization      U.S. State of
                                                               (using the        Organization
                                                               terminology of
                                                               jurisdiction)
-------------------------------------------------------------- ----------------- ---------------- ------------------------
          NRG Gladstone Operating Services Pty Ltd.            Company limited   Australia        Operates coal-fired
                                                               by shares                          Gladstone power plant
                                                                                                  in Australia
-------------------------------------------------------------- ----------------- ---------------- ------------------------
               NRG Gladstone Superannuation Pty Ltd.           Company limited   Australia        Holds pension assets
                                                               by shares                          for employees of
                                                                                                  Gladstone coal-fired
                                                                                                  power plant in
                                                                                                  Australia
-------------------------------------------------------------- ----------------- ---------------- ------------------------
          NRG Collinsville Operating Services Pty Ltd.         Company limited   Australia        International holding
                                                               by shares                          company in
                                                                                                  Collinsville
                                                                                                  Operations Pty Ltd.
-------------------------------------------------------------- ----------------- ---------------- ------------------------
               Collinsville Operations Pty Ltd.                Company limited   Australia        Operates Collinsville
                                                               by shares                          coal-fired power plant
                                                                                                  in Australia
-------------------------------------------------------------- ----------------- ---------------- ------------------------
          NRG Artesia Operations Inc.                          Corporation       DE               Proposed operator for
                                                                                                  Artesia cogeneration
                                                                                                  facility in California
-------------------------------------------------------------- ----------------- ---------------- ------------------------
          NRG Astoria Gas Turbine Operations Inc.              Corporation       DE               Special purpose
                                                                                                  operating company to
                                                                                                  provide contract O&M
                                                                                                  services to Astoria
                                                                                                  Gas Turbine Power LLC
-------------------------------------------------------------- ----------------- ---------------- ------------------------
          NRG Cabrillo Power Operations Inc.                   Corporation       DE               Special purpose
                                                                                                  operating company to
                                                                                                  provide contract O&M
                                                                                                  services.  Currently
                                                                                                  inactive
-------------------------------------------------------------- ----------------- ---------------- ------------------------
          NRG Cadillac Operations Inc.                         Corporation       DE               Operating company for
                                                                                                  Cadillac wood fired
                                                                                                  power plant in Michigan
-------------------------------------------------------------- ----------------- ---------------- ------------------------
          NRG Norwalk Harbor Operations Inc.                   Corporation       DE               Special purpose
                                                                                                  operating company to
                                                                                                  provide contract O&M
                                                                                                  services to Norwalk
                                                                                                  Harbor LLC
-------------------------------------------------------------- ----------------- ---------------- ------------------------


-------------------------------------------------------------- ----------------- ---------------- ------------------------
Name of Company                                                Form of           Country or       Type of Business
                                                               Organization      U.S. State of
                                                               (using the        Organization
                                                               terminology of
                                                               jurisdiction)
-------------------------------------------------------------- ----------------- ---------------- ------------------------
          NRG Oklahoma Operations Inc.                         Corporation       DE               Proposed operator for
                                                                                                  Mid-Continent Power
                                                                                                  Company cogeneration
                                                                                                  facility in Oklahoma
-------------------------------------------------------------- ----------------- ---------------- ------------------------
          NRG Oswego Harbor Power Operations Inc.              Corporation       DE               Special purpose
                                                                                                  operating company to
                                                                                                  provide contract O&M
                                                                                                  services to Oswego
                                                                                                  Power LLC
-------------------------------------------------------------- ---------------- ---------------- ------------------------
          NRG Dunkirk Operations Inc.                          Corporation       DE               Special purpose
                                                                                                  operating company to
                                                                                                  provide contract O&M
                                                                                                  services to Dunkirk
                                                                                                  Power LLC
-------------------------------------------------------------- ----------------- ---------------- ------------------------
          NRG El Segundo Operations Inc.                       Corporation       DE               Proposed operator for
                                                                                                  El Segundo gas-fired
                                                                                                  power plant in
                                                                                                  California
-------------------------------------------------------------- ----------------- ---------------- ------------------------
          Somerset Operations Inc.                             Corporation       DE               Operator for Somerset
                                                                                                  coal fired power plant
                                                                                                  in Massachusetts
-------------------------------------------------------------- ----------------- ---------------- ------------------------
          NRG Middletown Operations Inc.                       Corporation       DE               Special purpose
                                                                                                  operating company to
                                                                                                  provide O&M services
                                                                                                  contract to Middletown
                                                                                                  Power LLC
-------------------------------------------------------------- ----------------- ---------------- ------------------------
          NRG Montville Operations Inc.                        Corporation       DE               Special purpose
                                                                                                  operating company to
                                                                                                  provide contract O&M
                                                                                                  services to Montville
                                                                                                  Power LLC
-------------------------------------------------------------- ----------------- ---------------- ------------------------
          NRG Morris Operations Inc.                           Corporation       DE               Former operator for
                                                                                                  Millennium
                                                                                                  cogeneration facility
                                                                                                  in Illinois
-------------------------------------------------------------- ----------------- ---------------- ------------------------
           NRG Arthur Kill Operations Inc.                     Corporation       DE               Special purpose
                                                                                                  operating company to
                                                                                                  provide contract O&M
                                                                                                  services to Arthur
                                                                                                  Kill Power LLC
-------------------------------------------------------------- ----------------- ---------------- ------------------------


-------------------------------------------------------------- ----------------- ---------------- ------------------------
Name of Company                                                Form of           Country or       Type of Business
                                                               Organization      U.S. State of
                                                               (using the        Organization
                                                               terminology of
                                                               jurisdiction)
-------------------------------------------------------------- ----------------- ---------------- ------------------------
          NRG Huntley Operations Inc.                          Corporation       DE               Special purpose
                                                                                                  operating company to
                                                                                                  provide contract O&M
                                                                                                  services to Huntley
                                                                                                  Power LLC
-------------------------------------------------------------- ----------------- ---------------- ------------------------
          NRG Devon Operations Inc.                            Corporation       DE               Special purpose
                                                                                                  operating company to
                                                                                                  provide contract O&M
                                                                                                  services to Devon
                                                                                                  Power LLC
-------------------------------------------------------------- ----------------- ---------------- ------------------------
          Indian River Operations Inc.                         Corporation       DE               Provides operations
                                                                                                  and maintenance
                                                                                                  services for Indian
                                                                                                  River Power LLC
-------------------------------------------------------------- ----------------- ---------------- ------------------------
          Vienna Operations Inc.                               Corporation       DE               Provides operations
                                                                                                  and maintenance
                                                                                                  services to Vienna
                                                                                                  Power LLC
-------------------------------------------------------------- ----------------- ---------------- ------------------------
     Power Operations, Inc.                                    Corporation       DE               Provides O&M services
                                                                                                  for Cadillac, Newark
                                                                                                  and Parlin projects
-------------------------------------------------------------- ----------------- ---------------- ------------------------
     ESOCO Crockett, Inc.                                      Corporation       OR               Operates Crockett
                                                                                                  cogeneration facility
                                                                                                  in California
-------------------------------------------------------------- ----------------- ---------------- ------------------------
     NRG Mextrans Inc.                                         Corporation       DE               This entity will
                                                                                                  develop a transmission
                                                                                                  line from Palo Verde
                                                                                                  power station through
                                                                                                  Arizona, into Mexico
                                                                                                  and back up into
                                                                                                  California, per a
                                                                                                  Presidential Permit
-------------------------------------------------------------- ----------------- ---------------- ------------------------
     NEO Corporation                                           Corporation       MN               Develops, owns and
                                                                                                  operates landfill gas,
                                                                                                  hydroelectric and
                                                                                                  small cogeneration
                                                                                                  projects in the U.S.
-------------------------------------------------------------- ----------------- ---------------- ------------------------
          Neo California Power LLC                             Limited           DE               Energy-related company
                                                               liability
                                                               company
-------------------------------------------------------------- ----------------- ---------------- ------------------------


-------------------------------------------------------------- ----------------- ---------------- ------------------------
Name of Company                                                Form of           Country or       Type of Business
                                                               Organization      U.S. State of
                                                               (using the        Organization
                                                               terminology of
                                                               jurisdiction)
-------------------------------------------------------------- ----------------- ---------------- ------------------------
          Minnesota Methane LLC                                Limited           WY               Owns and operates 18
                                                               liability                          landfill gas projects
                                                               company                            in the U.S. financed
                                                                                                  by Lyon Credit
-------------------------------------------------------------- ----------------- ---------------- ------------------------
               MM Albany Energy LLC                            Limited           DE               Landfill gas fueled
                                                               liability                          power generation for
                                                               company                            project in New York
-------------------------------------------------------------- ----------------- ---------------- ------------------------
               MM Cuyahoga Energy LLC                          Limited           DE               Landfill gas fueled
                                                               liability                          power generation for
                                                               company                            project in Cleveland,
                                                                                                  Ohio
-------------------------------------------------------------- ----------------- ---------------- ------------------------
               MM Hartford Energy LLC                          Limited           DE               Landfill gas fueled
                                                               liability                          power generation for
                                                               company                            project in Connecticut
-------------------------------------------------------------- ----------------- ---------------- ------------------------
               MM Lopez Energy LLC                             Limited           DE               Landfill gas fueled
                                                               liability                          power generation for
                                                               company                            Lopez Canyon project
                                                                                                  in Los Angeles,
                                                                                                  California
-------------------------------------------------------------- ----------------- ---------------- ------------------------
               MM Lowell Energy LLC                            Limited           DE               Landfill gas fueled
                                                               liability                          power generation for
                                                               company                            project in
                                                                                                  Massachusetts
-------------------------------------------------------------- ----------------- ---------------- ------------------------
               MM Prince William Energy LLC                    Limited           DE               Landfill gas fueled
                                                               liability                          power generation for
                                                               company                            project in Virginia
-------------------------------------------------------------- ----------------- ---------------- ------------------------
               MM San Diego LLC                                Limited           DE               Landfill gas fueled
                                                               liability                          power generation for
                                                               company                            Miramar project in
                                                                                                  California
-------------------------------------------------------------- ----------------- ---------------- ------------------------
               MM Spokane Energy LLC                           Limited           DE               Landfill gas fueled
                                                               liability                          power generation for
                                                               company                            project in Washington
-------------------------------------------------------------- ----------------- ---------------- ------------------------
               MM Tacoma LLC                                   Limited           DE               Landfill gas fueled
                                                               liability                          power generation for
                                                               company                            project in Washington
-------------------------------------------------------------- ----------------- ---------------- ------------------------


-------------------------------------------------------------- ----------------- ---------------- ------------------------
Name of Company                                                Form of           Country or       Type of Business
                                                               Organization      U.S. State of
                                                               (using the        Organization
                                                               terminology of
                                                               jurisdiction)
-------------------------------------------------------------- ----------------- ---------------- ------------------------
               MM Taunton Energy LLC                           Limited           DE               Landfill gas fueled
                                                               liability                          power generation for
                                                               company                            project in
                                                                                                  Massachusetts
-------------------------------------------------------------- ----------------- ---------------- ------------------------
               MM Tomoka Farms Energy LLC                      Limited           DE               Landfill gas fueled
                                                               liability                          power generation for
                                                               company                            Volusia project in
                                                                                                  Florida
-------------------------------------------------------------- ----------------- ---------------- ------------------------
               MM Tulare Energy LLC                            Limited           DE               Landfill gas fueled
                                                               liability                          power generation for
                                                               company                            Visalia project in
                                                                                                  California
-------------------------------------------------------------- ----------------- ---------------- ------------------------
               MM West Covina LLC                              Limited           DE               Landfill gas fueled
                                                               liability                          power generation for
                                                               company                            BKK project in
                                                                                                  California
-------------------------------------------------------------- ----------------- ---------------- ------------------------
               MM Yolo Power LLC                               Limited           DE               Landfill gas fueled
                                                               liability                          power generation for
                                                               company                            project in California
-------------------------------------------------------------- ----------------- ---------------- ------------------------
               O'Brien Biogas IV LLC                           Limited           DE               Landfill gas fueled
                                                               liability                          power generation for
                                                               company                            Edgeboro project in
                                                                                                  New Jersey
-------------------------------------------------------------- ----------------- ---------------- ------------------------
          MM Biogas Power LLC                                  Limited           DE               Domestic holding
                                                               liability                          company - owns 100%
                                                               company                            interest in landfill
                                                                                                  gas fueled power
                                                                                                  generation projects
                                                                                                  not yet financed
-------------------------------------------------------------- ----------------- ---------------- ------------------------
               MM Corona Energy LLC                            Limited           DE               Landfill gas fueled
                                                               liability                          power generation for
                                                               company                            O'Brien projects in
                                                                                                  California
-------------------------------------------------------------- ----------------- ---------------- ------------------------
               MM Hackensack Energy LLC                        Limited           DE               Landfill gas fueled
                                                               liability                          power generation for
                                                               company                            HMDC/Balefill/Kingsland
                                                                                                  O'Brien project in
                                                                                                  Lyndhurst, New Jersey
-------------------------------------------------------------- ----------------- ---------------- ------------------------
          NEO Chester-Gen LLC                                  Limited           DE               Formed to acquire
                                                               liability                          landfill gas project
                                                               company
-------------------------------------------------------------- ----------------- ---------------- ------------------------


-------------------------------------------------------------- ----------------- ---------------- ------------------------
Name of Company                                                Form of           Country or       Type of Business
                                                               Organization      U.S. State of
                                                               (using the        Organization
                                                               terminology of
                                                               jurisdiction)
-------------------------------------------------------------- ----------------- ---------------- ------------------------
          NEO Freehold-Gen LLC                                 Limited           DE               Formed to acquire
                                                               liability                          landfill gas project
                                                               company
-------------------------------------------------------------- ----------------- ---------------- ------------------------
          NEO Landfill Gas Holdings Inc.                       Corporation       DE               Domestic holding
                                                                                                  company - provides O&M
                                                                                                  services for landfill
                                                                                                  gas projects
-------------------------------------------------------------- ----------------- ---------------- ------------------------
          NEO Toledo-Gen LLC                                   Limited           DE               Formed to acquire
                                                               liability                          landfill gas project
                                                               company
-------------------------------------------------------------- ----------------- ---------------- ------------------------
               MM Nashville Energy LLC                         Limited           DE               Landfill gas fueled
                                                               liability                          power generation for
                                                               company                            project in Tennessee
-------------------------------------------------------------- ----------------- ---------------- ------------------------
               MM Prima Deshecha Energy LLC                    Limited           DE               Landfill gas fueled
                                                               liability                          power generation for
                                                               company                            project in Orange
                                                                                                  County, California
-------------------------------------------------------------- ----------------- ---------------- ------------------------
               MM SKB Energy LLC                               Limited           DE               Landfill gas fueled
                                                               liability                          power generation for
                                                               company                            project in Pennsylvania
-------------------------------------------------------------- ----------------- ---------------- ------------------------
               MM Tajiguas Energy LLC                          Limited           DE               Landfill gas fueled
                                                               liability                          power generation for
                                                               company                            project in Santa
                                                                                                  Barbara, California
-------------------------------------------------------------- ----------------- ---------------- ------------------------
               MM Woodville Energy LLC                         Limited           DE               Landfill gas fueled
                                                               liability                          power generation for
                                                               company                            project in California
-------------------------------------------------------------- ----------------- ---------------- ------------------------
               O'Brien Biogas (Mazzaro), Inc.                  Corporation       DE               Landfill gas
                                                                                                  collection system for
                                                                                                  project in Pennsylvania
-------------------------------------------------------------- ----------------- ---------------- ------------------------
               MM El Sobrante Energy LLC                       Limited           DE               Landfill gas fueled
                                                               liability                          power generation for
                                                               company                            project in California
-------------------------------------------------------------- ----------------- ---------------- ------------------------
               MM Erie Power LLC                               Limited           DE               Landfill gas fueled
                                                               liability                          power generation for
                                                               company                            project in Denver,
                                                                                                  Colorado
-------------------------------------------------------------- ----------------- ---------------- ------------------------


-------------------------------------------------------------- ----------------- ---------------- ------------------------
Name of Company                                                Form of           Country or       Type of Business
                                                               Organization      U.S. State of
                                                               (using the        Organization
                                                               terminology of
                                                               jurisdiction)
-------------------------------------------------------------- ----------------- ---------------- ------------------------
               MM Martinez Energy LLC                          Limited           DE               Landfill gas fueled
                                                               liability                          power generation for
                                                               company                            project in California
-------------------------------------------------------------- ----------------- ---------------- ------------------------
               MM Northern Tier Energy LLC                     Limited           DE               Landfill gas fueled
                                                               liability                          power generation for
                                                               company                            project in Pennsylvania
-------------------------------------------------------------- ----------------- ---------------- ------------------------
               MM Phoenix Energy LLC                           Limited           DE               Landfill gas fueled
                                                               liability                          power generation for
                                                               company                            project in Arizona
-------------------------------------------------------------- ----------------- ---------------- ------------------------
               MM Riverside LLC                                Limited           DE               Landfill gas fueled
                                                               liability                          power generation for
                                                               company                            project in California
-------------------------------------------------------------- ----------------- ---------------- ------------------------
               MM Tri-Cities Energy LLC                        Limited           DE               Sale of landfill gas
                                                               liability                          to industrial customer
                                                               company
-------------------------------------------------------------- ----------------- ---------------- ------------------------
               MMSB Transco Holdings LLC                       Limited           DE               Transport landfill gas
                                                               liability                          for resale
                                                               company
-------------------------------------------------------------- ----------------- ---------------- ------------------------
               O'Brien Standby Power Energy, Inc.              Corporation       DE               Landfill gas fueled
                                                                                                  power generation for
                                                                                                  SKB project in
                                                                                                  Pennsylvania
-------------------------------------------------------------- ----------------- ---------------- ------------------------
          Minnesota Methane Holdings LLC                       Limited           DE               Domestic holding
                                                               liability                          company
                                                               company
-------------------------------------------------------------- ----------------- ---------------- ------------------------
          Four Hills, LLC                                      Limited           DE               Landfill gas
                                                               liability                          collection system for
                                                               company                            Nashua project in New
                                                                                                  Hampshire
-------------------------------------------------------------- ----------------- ---------------- ------------------------
          LFG Partners, LLC                                    Limited           DE               Landfill gas
                                                               liability                          collection system for
                                                               company                            Yaworski project in
                                                                                                  Connecticut
-------------------------------------------------------------- ----------------- ---------------- ------------------------
          NEO Landfill Gas Inc.                                Corporation       DE               Domestic holding
                                                                                                  company - holds 100%
                                                                                                  interest in landfill
                                                                                                  gas collection system
                                                                                                  projects financed by
                                                                                                  Lyon Credit
-------------------------------------------------------------- ----------------- ---------------- ------------------------


-------------------------------------------------------------- ----------------- ---------------- ------------------------
Name of Company                                                Form of           Country or       Type of Business
                                                               Organization      U.S. State of
                                                               (using the        Organization
                                                               terminology of
                                                               jurisdiction)
-------------------------------------------------------------- ----------------- ---------------- ------------------------
               NEO Albany, L.L.C.                              Limited           DE               Landfill gas
                                                               liability                          collection system for
                                                               company                            project in New York
-------------------------------------------------------------- ----------------- ---------------- ------------------------
               NEO Cuyahoga, LLC                               Limited           DE               Landfill gas
                                                               liability                          collection system for
                                                               company                            project in Cleveland,
                                                                                                  Ohio
-------------------------------------------------------------- ----------------- ---------------- ------------------------
               NEO Edgeboro, LLC                               Limited           DE               Landfill gas
                                                               liability                          collection system for
                                                               company                            O'Brien project in New
                                                                                                  Jersey
-------------------------------------------------------------- ----------------- ---------------- ------------------------
               NEO Fitchburg LLC                               Limited           DE               Landfill gas
                                                               liability                          collection system for
                                                               company                            project in
                                                                                                  Massachusetts
-------------------------------------------------------------- ----------------- ---------------- ------------------------
               NEO Hartford, LLC                               Limited           DE               Landfill gas
                                                               liability                          collection system for
                                                               company                            project in Connecticut
-------------------------------------------------------------- ----------------- ---------------- ------------------------
               NEO Lopez Canyon LLC                            Limited           DE               Landfill gas
                                                               liability                          collection system for
                                                               company                            project in Los
                                                                                                  Angeles, California
-------------------------------------------------------------- ----------------- ---------------- ------------------------
               NEO Lowell LLC                                  Limited           DE               Landfill gas
                                                               liability                          collection system for
                                                               company                            project in
                                                                                                  Massachusetts
-------------------------------------------------------------- ----------------- ---------------- ------------------------
               NEO Prince William, LLC                         Limited           DE               Landfill gas
                                                               liability                          collection system for
                                                               company                            project in Virginia
-------------------------------------------------------------- ----------------- ---------------- ------------------------
               NEO San Diego LLC                               Limited           DE               Landfill gas
                                                               liability                          collection system for
                                                               company                            Miramar project in
                                                                                                  California
-------------------------------------------------------------- ----------------- ---------------- ------------------------
               NEO Spokane LLC                                 Limited           DE               Landfill gas
                                                               liability                          collection system for
                                                               company                            project in Washington
-------------------------------------------------------------- ----------------- ---------------- ------------------------
               NEO Tacoma, L.L.C.                              Limited           DE               Landfill gas
                                                               liability                          collection system for
                                                               company                            project in Washington
-------------------------------------------------------------- ----------------- ---------------- ------------------------


-------------------------------------------------------------- ----------------- ---------------- ------------------------
Name of Company                                                Form of           Country or       Type of Business
                                                               Organization      U.S. State of
                                                               (using the        Organization
                                                               terminology of
                                                               jurisdiction)
-------------------------------------------------------------- ----------------- ---------------- ------------------------
               NEO Taunton LLC                                 Limited           DE               Landfill gas
                                                               liability                          collection system for
                                                               company                            project in
                                                                                                  Massachusetts
-------------------------------------------------------------- ----------------- ---------------- ------------------------
               NEO Tomoka Farms LLC                            Limited           DE               Landfill gas
                                                               liability                          collection system for
                                                               company                            Volusia project in
                                                                                                  Florida
-------------------------------------------------------------- ----------------- ---------------- ------------------------
               NEO Tulare LLC                                  Limited           DE               Landfill gas
                                                               liability                          collection system for
                                                               company                            Visalia project in
                                                                                                  California
-------------------------------------------------------------- ----------------- ---------------- ------------------------
               NEO West Covina LLC                             Limited           DE               Landfill gas
                                                               liability                          collection system for
                                                               company                            BKK project in
                                                                                                  California
-------------------------------------------------------------- ----------------- ---------------- ------------------------
               NEO Yolo LLC                                    Limited           DE               Landfill gas
                                                               liability                          collection system for
                                                               company                            project in California
-------------------------------------------------------------- ----------------- ---------------- ------------------------
          NEO Burnsville, LLC                                  Limited           DE               Landfill gas
                                                               liability                          collection system for
                                                               company                            Edward Kraemer
                                                                                                  landfill in Minnesota
-------------------------------------------------------------- ----------------- ---------------- ------------------------
          NEO Corona LLC                                       Limited           DE               Landfill gas
                                                               liability                          collection system for
                                                               company                            O'Brien project in
                                                                                                  California
-------------------------------------------------------------- ----------------- ---------------- ------------------------
          NEO Erie LLC                                         Limited           DE               Landfill gas
                                                               liability                          collection system for
                                                               company                            project in Denver,
                                                                                                  Colorado
-------------------------------------------------------------- ----------------- ---------------- ------------------------
          NEO Ft. Smith LLC                                    Limited           DE               Landfill gas
                                                               liability                          collection system for
                                                               company                            project in Arkansas
-------------------------------------------------------------- ----------------- ---------------- ------------------------
          NEO Hackensack, LLC                                  Limited           DE               Landfill gas
                                                               liability                          collection system for
                                                               company                            HMDC/Balefill/Kingsland
                                                                                                  O'Brien projects in
                                                                                                  Lyndhurst, New Jersey
-------------------------------------------------------------- ----------------- ---------------- ------------------------
          NEO Martinez LLC                                     Limited           DE               Landfill gas
                                                               liability                          collection system for
                                                               company                            project in California
-------------------------------------------------------------- ----------------- ---------------- ------------------------


-------------------------------------------------------------- ----------------- ---------------- ------------------------
Name of Company                                                Form of           Country or       Type of Business
                                                               Organization      U.S. State of
                                                               (using the        Organization
                                                               terminology of
                                                               jurisdiction)
-------------------------------------------------------------- ----------------- ---------------- ------------------------
          NEO Nashville LLC                                    Limited           DE               Landfill gas
                                                               liability                          collection system for
                                                               company                            project in Tennessee
-------------------------------------------------------------- ----------------- ---------------- ------------------------
          NEO Northern Tier LLC                                Limited           DE               Landfill gas
                                                               liability                          collection system for
                                                               company                            project in
                                                                                                  Pennsylvania
-------------------------------------------------------------- ----------------- ---------------- ------------------------
          NEO Phoenix LLC                                      Limited           DE               Landfill gas
                                                               liability                          collection system for
                                                               company                            project in Arizona
-------------------------------------------------------------- ----------------- ---------------- ------------------------
          NEO Prima Deshecha LLC                               Limited           DE               Landfill gas
                                                               liability                          collection system for
                                                               company                            project in Orange
                                                                                                  County, California
-------------------------------------------------------------- ----------------- ---------------- ------------------------
          NEO Riverside LLC                                    Limited           DE               Landfill gas
                                                               liability                          collection system for
                                                               company                            project in California
-------------------------------------------------------------- ----------------- ---------------- ------------------------
          NEO SKB LLC                                          Limited           DE               Landfill gas
                                                               liability                          collection system for
                                                               company                            project in Pennsylvania
-------------------------------------------------------------- ----------------- ---------------- ------------------------
          NEO Tajiguas LLC                                     Limited           DE               Landfill gas
                                                               liability                          collection system for
                                                               company                            project in Santa
                                                                                                  Barbara, California
-------------------------------------------------------------- ----------------- ---------------- ------------------------
          NEO Woodville LLC                                    Limited           DE               Landfill gas
                                                               liability                          collection for project
                                                               company                            in California
-------------------------------------------------------------- ----------------- ---------------- ------------------------
          NEO El Sobrante LLC                                  Limited           DE               Landfill gas
                                                               liability                          collection system for
                                                               company                            project in California
-------------------------------------------------------------- ----------------- ---------------- ------------------------
          NEO Tri-Cities LLC                                   Limited           DE               Landfill gas
                                                               liability                          collection system for
                                                               company                            project in California
-------------------------------------------------------------- ----------------- ---------------- ------------------------
          MM Ft. Smith Energy LLC                              Limited           DE               Formed to sell
                                                               liability                          landfill gas to other
                                                               company                            companies in Arkansas
                                                                                                  - not a GENCO
-------------------------------------------------------------- ----------------- ---------------- ------------------------


-------------------------------------------------------------- ----------------- ---------------- ------------------------
Name of Company                                                Form of           Country or       Type of Business
                                                               Organization      U.S. State of
                                                               (using the        Organization
                                                               terminology of
                                                               jurisdiction)
-------------------------------------------------------------- ----------------- ---------------- ------------------------
          NEO San Bernardino LLC                               Limited           DE               Landfill gas
                                                               liability                          collection system for
                                                               company                            project in California
-------------------------------------------------------------- ----------------- ---------------- ------------------------
               San Bernardino Landfill Gas Limited             Limited           DE               Partnership holding
                   Partnership, a California limited           partnership                        interest in QF
                      partnership                                                                 landfill gas project
-------------------------------------------------------------- ----------------- ---------------- ------------------------
          NEO MESI LLC                                         Limited           DE               Produce and sell
                                                               liability                          synthetic fuel (coal
                                                               company                            briquettes) in Kentucky
-------------------------------------------------------------- ----------------- ---------------- ------------------------
               MESI Fuel Station #1 L.L.C.                     Limited           DE               Owns a synthetic coal
                                                               liability                          processing facility in
                                                               company                            Catlettsburg, Kentucky
-------------------------------------------------------------- ----------------- ---------------- ------------------------
          NEO ECO 11 LLC                                       Limited           DE               Formed to acquire
                                                               liability                          landfill gas project
                                                               company
-------------------------------------------------------------- ----------------- ---------------- ------------------------
          Minnesota Methane II LLC                             Limited           DE               Owns and operates
                                                               liability                          original 3 NEO/Ziegler
                                                               company                            landfill gas projects
                                                                                                  (Edward Kraemer in
                                                                                                  Burnsville, MN; Flying
                                                                                                  Cloud in Eden Prairie,
                                                                                                  MN and Nashua in New
                                                                                                  Hampshire)
-------------------------------------------------------------- ----------------- ---------------- ------------------------
               MM Burnsville Energy LLC                        Limited           DE               Landfill gas fueled
                                                               liability                          power generation for
                                                               company                            Edward Kraemer
                                                                                                  landfill in Minnesota
-------------------------------------------------------------- ----------------- ---------------- ------------------------
               Suncook Energy LLC                              Limited           DE               Landfill gas fueled
                                                               liability                          power generation for
                                                               company                            Nashua project in New
                                                                                                  Hampshire
-------------------------------------------------------------- ----------------- ---------------- ------------------------
               Landfill Power LLC                              Limited           WY               Owns and operates
                                                               liability                          Flying Cloud landfill
                                                               company                            gas fueled power
                                                                                                  generation facility in
                                                                                                  Eden Prairie, Minnesota
-------------------------------------------------------------- ----------------- ---------------- ------------------------
          Northbrook Energy, L.L.C.                            Limited           DE               Develops hydroelectric
                                                               liability                          power projects in the
                                                               company                            U.S.
-------------------------------------------------------------- ----------------- ---------------- ------------------------


-------------------------------------------------------------- ----------------- ---------------- ------------------------
Name of Company                                                Form of           Country or       Type of Business
                                                               Organization      U.S. State of
                                                               (using the        Organization
                                                               terminology of
                                                               jurisdiction)
-------------------------------------------------------------- ----------------- ---------------- ------------------------
               Northbrook Carolina Hydro, L.L.C.               Limited           DE               Owns and operates
                                                               liability                          hydroelectric power
                                                               company                            plants in North
                                                                                                  Carolina and South
                                                                                                  Carolina
-------------------------------------------------------------- ----------------- ---------------- ------------------------
          Northbrook New York, L.L.C.                          Limited           DE               Holds interest in
                                                               liability                          Northbrook Acquisition
                                                               company                            Corp.
-------------------------------------------------------------- ----------------- ---------------- ------------------------
               Northbrook Acquisition Corp.                    Corporation       DE               Domestic holding
                                                                                                  company in STS
                                                                                                  Hydropower Ltd.
-------------------------------------------------------------- ----------------- ---------------- ------------------------
                     STS Hydropower Ltd.                       Corporation       MI               Owns and operates
                                                                                                  hydroelectric projects
                                                                                                  in California,
                                                                                                  Colorado, Michigan,
                                                                                                  Virginia and Washington
-------------------------------------------------------------- ----------------- ---------------- ------------------------
               STS Turbine & Development, L.L.C.               Limited           DE               Provides turbine
                                                               liability                          design and project
                                                               company                            development services
-------------------------------------------------------------- ----------------- ---------------- ------------------------
     Graystone Corporation                                     Corporation       MN               General Partner in
                                                                                                  Louisiana Energy
                                                                                                  Services, L.P.
-------------------------------------------------------------- ----------------- ---------------- ------------------------
          Le Paz Incorporated                                  Corporation       MN               Limited partner in
                                                                                                  Louisiana Energy
                                                                                                  Services, L.P.
-------------------------------------------------------------- ----------------- ---------------- ------------------------
               Louisiana Energy Services, L.P.                 Limited           DE               Owns uranium
                                                               partnership                        enrichment facility
                                                                                                  under development in
                                                                                                  Louisiana
-------------------------------------------------------------- ----------------- ---------------- ------------------------
     NRG Development Company Inc.                              Corporation       DE               Entity created to
                                                                                                  limit development
                                                                                                  exposure on generation
                                                                                                  projects where NRG
                                                                                                  Energy, Inc. is
                                                                                                  pursuing the
                                                                                                  transaction with
                                                                                                  certain types of
                                                                                                  partners
-------------------------------------------------------------- ----------------- ---------------- ------------------------


-------------------------------------------------------------- ----------------- ---------------- ------------------------
Name of Company                                                Form of           Country or       Type of Business
                                                               Organization      U.S. State of
                                                               (using the        Organization
                                                               terminology of
                                                               jurisdiction)
-------------------------------------------------------------- ----------------- ---------------- ------------------------
     NRG International Development Inc.                        Corporation       DE               Entity created to
                                                                                                  limit development
                                                                                                  exposure on generation
                                                                                                  projects where NRG
                                                                                                  Energy, Inc. is
                                                                                                  pursuing the
                                                                                                  transaction with
                                                                                                  certain types of
                                                                                                  partners on
                                                                                                  international
                                                                                                  transactions
-------------------------------------------------------------- ----------------- ---------------- ------------------------
     NRG Services Corporation                                  Corporation       DE               Provides payroll and
                                                                                                  benefits services
                                                                                                  through service
                                                                                                  agreements with
                                                                                                  individual O&M
                                                                                                  companies
-------------------------------------------------------------- ----------------- ---------------- ------------------------
     NRG Affiliate Services Inc.                               Corporation       DE               Sponsor and hold the
                                                                                                  contracts and 401k
                                                                                                  plans for CL&P,
                                                                                                  Somerset and other
                                                                                                  entities
-------------------------------------------------------------- ----------------- ---------------- ------------------------
     Affiliate Services Inc.                                   Corporation       DE               Manage payroll and
                                                                                                  benefits for Huntley
                                                                                                  and Dunkirk
                                                                                                  (approximately 330
                                                                                                  employees)
-------------------------------------------------------------- ----------------- ---------------- ------------------------
     NRG Western Affiliate Services Inc.                       Corporation       DE               Handle payroll type
                                                                                                  issues for the Western
                                                                                                  Region operating
                                                                                                  companies
-------------------------------------------------------------- ----------------- ---------------- ------------------------
     NRG Connecticut Affiliate Services Inc.                   Corporation       DE               House the payroll for
                                                                                                  the four Connecticut
                                                                                                  operations, sponsor
                                                                                                  the Pension, 401(k),
                                                                                                  Welfare plans, etc.
-------------------------------------------------------------- ----------------- ---------------- ------------------------
     NRG Lakefield Inc.                                        Corporation       DE               Special purpose entity
                                                                                                  to hold NRG's 50%
                                                                                                  member interest in
                                                                                                  Lakefield Junction LLC
-------------------------------------------------------------- ----------------- ---------------- ------------------------
     NRG Lakefield Junction LLC                                Limited           DE               Inactive
                                                               liability
                                                               company
-------------------------------------------------------------- ----------------- ---------------- ------------------------


-------------------------------------------------------------- ----------------- ---------------- ------------------------
Name of Company                                                Form of           Country or       Type of Business
                                                               Organization      U.S. State of
                                                               (using the        Organization
                                                               terminology of
                                                               jurisdiction)
-------------------------------------------------------------- ----------------- ---------------- ------------------------
     Lakefield Junction LLC                                    Limited           DE               Shell company,
                                                               liability                          formerly owned peaking
                                                               company                            plant to be
                                                                                                  constructed in
                                                                                                  Minnesota
-------------------------------------------------------------- ----------------- ---------------- ------------------------
     Mid-Continent Power Company, L.L.C.                       Limited           DE               Owns Mid-Contingent
                                                               liability                          Power Company
                                                               company                            cogeneration facility
                                                                                                  in Oklahoma
-------------------------------------------------------------- ----------------- ---------------- ------------------------
     Scoria Incorporated                                       Corporation       MN               Holds license for
                                                                                                  synthetic coal
                                                                                                  technology
-------------------------------------------------------------- ----------------- ---------------- ------------------------
     ENI Chester, Limited Partnership                          Limited           OR               Was limited partner in
                                                               partnership                        wood burning project
                                                                                                  in Maine
-------------------------------------------------------------- ----------------- ---------------- ------------------------
     Pyro-Pacific Operating Company                            Corporation       CA               Operates Mt. Poso
                                                                                                  cogeneration facility
                                                                                                  in California
-------------------------------------------------------------- ----------------- ---------------- ------------------------
     ESOCO Fayetteville, Inc.                                  Corporation       OR               Proposed operator of
                                                                                                  Fayetteville
                                                                                                  waste-to-energy
                                                                                                  facility in North
                                                                                                  Carolina
-------------------------------------------------------------- ----------------- ---------------- ------------------------
     ESOCO Molokai, Inc.                                       Corporation       UT               Proposed operator of
                                                                                                  Molokai biomass fueled
                                                                                                  power plant in Hawaii
-------------------------------------------------------------- ----------------- ---------------- ------------------------
     ESOCO Soledad, Inc.                                       Corporation       UT               Proposed operator of
                                                                                                  Soledad wood burning
                                                                                                  power plant in
                                                                                                  California
-------------------------------------------------------------- ----------------- ---------------- ------------------------
     ESOCO Wilson, Inc.                                        Corporation       OR               Proposed operator of
                                                                                                  Carolina Energy
                                                                                                  waste-to-energy
                                                                                                  facility and transfer
                                                                                                  station in North
                                                                                                  Carolina
-------------------------------------------------------------- ----------------- ---------------- ------------------------


-------------------------------------------------------------- ----------------- ---------------- ------------------------
Name of Company                                                Form of           Country or       Type of Business
                                                               Organization      U.S. State of
                                                               (using the        Organization
                                                               terminology of
                                                               jurisdiction)
-------------------------------------------------------------- ----------------- ---------------- ------------------------
     Enifund, Inc.                                             Corporation       UT               Holds property (house
                                                                                                  at Crockett
                                                                                                  cogeneration facility)
                                                                                                  and provides
                                                                                                  consulting services to
                                                                                                  Maine Energy Recovery
                                                                                                  Company
-------------------------------------------------------------- ----------------- ---------------- ------------------------
     Long Island Cogeneration, L.P.                            Limited           NY               Holds contracts for
                                                               partnership                        Long Island
                                                                                                  cogeneration facility
                                                                                                  in New York which was
                                                                                                  never constructed
-------------------------------------------------------------- ----------------- ---------------- ------------------------
     NRG Connecticut Generating LLC                            Limited           DE               Entity holding 100% of
                                                               liability                          the ownership of Devon
                                                               company                            Power LLC, Norwalk
                                                                                                  Power LLC, Middletown
                                                                                                  Power LLC, Montville
                                                                                                  Power LLC and
                                                                                                  Connecticut Jet Power
                                                                                                  LLC
-------------------------------------------------------------- ----------------- ---------------- ------------------------
     NRG Louisiana LLC                                         Limited           DE               Formed to acquire Koch
                                                               liability                          Sterlington LLC
                                                               company
-------------------------------------------------------------- ----------------- ---------------- ------------------------
     NRG New Roads Generating, LLC                             Limited           DE               Alternative domestic
                                                               liability                          holding company for
                                                               company                            Cajun non-nuclear
                                                                                                  generating assets in
                                                                                                  Louisiana (including
                                                                                                  gas and coal-fired
                                                                                                  generation)
-------------------------------------------------------------- ----------------- ---------------- ------------------------
     Tacoma Energy Recovery Company                            Corporation       DE               Operate and manage
                                                                                                  power plant for City
                                                                                                  of Tacoma
-------------------------------------------------------------- ----------------- ---------------- ------------------------
     Elk River Resource Recovery, Inc.                         Corporation       MN               Proposed owner of Elk
                                                                                                  River waste processing
                                                                                                  facility in Minnesota
-------------------------------------------------------------- ----------------- ---------------- ------------------------
     Pacific Generation Development Company                    Corporation       OR               Provided domestic
                                                                                                  business development
                                                                                                  services
-------------------------------------------------------------- ----------------- ---------------- ------------------------
     Pacific Recycling Energy, Inc.                            Corporation       OR               Provided business
                                                                                                  development services
                                                                                                  for waste-to-energy
                                                                                                  projects
-------------------------------------------------------------- ----------------- ---------------- ------------------------


-------------------------------------------------------------- ----------------- ---------------- ------------------------
Name of Company                                                Form of           Country or       Type of Business
                                                               Organization      U.S. State of
                                                               (using the        Organization
                                                               terminology of
                                                               jurisdiction)
-------------------------------------------------------------- ----------------- ---------------- ------------------------
     ONSITE Soledad, Inc.                                      Corporation       OR               Owned and operated
                                                                                                  Soledad wood burning
                                                                                                  power plant in
                                                                                                  California
-------------------------------------------------------------- ----------------- ---------------- ------------------------
     ONSITE Funding Corporation                                Corporation       OR               Provides funding to
                                                                                                  various ONSITE projects
-------------------------------------------------------------- ----------------- ---------------- ------------------------
     ONSITE Marianas Corporation                               Corporation       Commonwealth     Owned and operated
                                                                                 of the           Marianas solar energy
                                                                                 Northern         plant in the
                                                                                 Marianas         Commonwealth of
                                                                                 Islands          Northern Mariana
                                                                                                  Islands in Pacific
                                                                                                  Ocean
-------------------------------------------------------------- ----------------- ---------------- ------------------------
     NRG International II Inc.                                 Corporation       DE               Domestic holding
                                                                                                  company
-------------------------------------------------------------- ----------------- ---------------- ------------------------
          NRGenerating Holdings (No. 12) B.V.                  Besloten          Netherlands      International holding
                                                               Vennootschap                       company
                                                               met beperkte
                                                               aansprakelijkheid
-------------------------------------------------------------- ----------------- ---------------- ------------------------
          European Generating S.a.r.l.                         Societe a         Luxembourg       Holds 50% interest in
                                                               responsabilite                     a Rybnik project in
                                                               limitee                            Poland
-------------------------------------------------------------- ----------------- ---------------- ------------------------
     NRG Power Marketing Inc.                                  Corporation       DE               Holds power marketing
                                                                                                  license
-------------------------------------------------------------- ----------------- ---------------- ------------------------
     Okeechobee Power I, Inc.                                  Corporation       DE               Inactive
-------------------------------------------------------------- ----------------- ---------------- ------------------------
     Okeechobee Power II, Inc.                                 Corporation       DE               Inactive
-------------------------------------------------------------- ----------------- ---------------- ------------------------
     Okeechobee Power III, Inc.                                Corporation       DE               Inactive
-------------------------------------------------------------- ----------------- ---------------- ------------------------
          Kissimee Power Partners, Limited Partnership         Limited           DE               Inactive
                                                               partnership
-------------------------------------------------------------- ----------------- ---------------- ------------------------
     Minnesota Waste Processing Company, L.L.C.                Limited           DE               Owns municipal solid
                                                               liability                          waste processing
                                                               company                            facility and transfer
                                                                                                  station in Minnesota
-------------------------------------------------------------- ----------------- ---------------- ------------------------
     ENI Crockett Limited Partnership                          Limited           OR               Limited partner in
                                                               partnership                        Crockett Cogeneration,
                                                                                                  A California Limited
                                                                                                  Partnership
-------------------------------------------------------------- ----------------- ---------------- ------------------------

                                      50


-------------------------------------------------------------- ----------------- ---------------- ------------------------
Name of Company                                                Form of           Country or       Type of Business
                                                               Organization      U.S. State of
                                                               (using the        Organization
                                                               terminology of
                                                               jurisdiction)
-------------------------------------------------------------- ----------------- ---------------- ------------------------
     NRG Sunnyside Operations GP Inc.                          Corporation       DE               General Partner in
                                                                                                  Sunnyside Operations
                                                                                                  Associated L.P.
-------------------------------------------------------------- ----------------- ---------------- ------------------------
     NRG Sunnyside Operations LP Inc.                          Corporation       DE               Limited Partner in
                                                                                                  Sunnyside Operations
                                                                                                  Associates L.P.
-------------------------------------------------------------- ----------------- ---------------- ------------------------
          Sunnyside Operations Associates, L.P.                Limited           DE               Operated a waste coal
                                                               partnership                        power plant in Utah
-------------------------------------------------------------- ----------------- ---------------- ------------------------
     San Joaquin Valley Energy I, Inc.                         Corporation       CA               General Partner in San
                                                                                                  Joaquin Valley Energy
                                                                                                  Partners I, L.P.
-------------------------------------------------------------- ----------------- ---------------- ------------------------
     San Joaquin Valley Energy Partners IV, L.P.               Limited           CA               Holds remaining
                                                               partnership                        non-operating assets
                                                                                                  of biomass waste-fuel
                                                                                                  power plant
                                                                                                  (Chowchilla I) in
                                                                                                  California
-------------------------------------------------------------- ----------------- ---------------- ------------------------
     San Joaquin Valley Energy IV, Inc.                        Corporation       CA               General partner in San
                                                                                                  Joaquin Valley Energy
                                                                                                  Partners IV, L.P. and
                                                                                                  Bioconversion
                                                                                                  Partners, L.P.
-------------------------------------------------------------- ----------------- ---------------- ------------------------
     NRG Energy Jackson Valley I, Inc.                         Corporation       CA               General partner in
                                                                                                  Jackson Valley Energy
                                                                                                  Partners, L.P.
-------------------------------------------------------------- ----------------- ---------------- ------------------------
     NRG Energy Jackson Valley II, Inc.                        Corporation       CA               Limited partner in
                                                                                                  (i) Jackson Valley
                                                                                                  Energy Partners, L.P.,
                                                                                                  (ii) San Joaquin
                                                                                                  Valley Energy Partners
                                                                                                  I, L.P., (iii) San
                                                                                                  Joaquin Valley Energy
                                                                                                  Partners IV, L.P. and
                                                                                                  (iv)  Bioconversion
                                                                                                  Partners, L.P.
-------------------------------------------------------------- ----------------- ---------------- ------------------------
          Bioconversion Partners, L.P.                         Limited           CA               Supplies biomass fuel
                                                               partnership                        in California
-------------------------------------------------------------- ----------------- ---------------- ------------------------


-------------------------------------------------------------- ----------------- ---------------- ------------------------
Name of Company                                                Form of           Country or       Type of Business
                                                               Organization      U.S. State of
                                                               (using the        Organization
                                                               terminology of
                                                               jurisdiction)
-------------------------------------------------------------- ----------------- ---------------- ------------------------
          Jackson Valley Energy Partners, L.P.                 Limited           CA               Owns and operates
                                                               partnership                        waste
                                                                                                  lignite/cogeneration
                                                                                                  plant and lignite
                                                                                                  mining and reclamation
                                                                                                  operation in California
-------------------------------------------------------------- ----------------- ---------------- ------------------------
          San Joaquin Valley Energy Partners I, L.P.           Limited           CA               Owns and operates
                                                               partnership                        three biomass
                                                                                                  waste-fuel power
                                                                                                  plants (Chowchilla II,
                                                                                                  El Nido and Madera) in
                                                                                                  California
-------------------------------------------------------------- ----------------- ---------------- ------------------------

                              SIGNATURES

       Pursuant to the requirements of the Public Utility Holding Company Act of 1935, the registrant has caused this notification of registration to be duly signed on its behalf in the City of Minneapolis and State of Minnesota on the 13th day of November, 2000.

                              Xcel Energy Inc.
                              (Name of Registrants)


                              By:   /s/ Gary R. Johnson
                                 ---------------------------------------------
                                        Gary R. Johnson
                                        Vice President and General Counsel